EXHIBIT 2.1

SHARE PURCHASE AGREEMENT

DATED AS OF OCTOBER 31, 2018

BY AND AMONG

DOLPHIN ENTERTAINMENT, INC.,

CARLO DIPERSIO,

DAVID SHILALE,

MICHAEL MIDDELEER,

GLENN ROBBINS

AND

CARLO DIPERSIO, AS SELLERS’ REPRESENTATIVE

Exhibits

Exhibit A	Current Assets and Current Liabilities
Exhibit B	Distribution Schedule
Exhibit C	Forms of Employment Agreements
Exhibit D	Confidential Retention Bonus Plan
Exhibit E	Illustrative Working Capital Calculation
Exhibit F	General Release
Exhibit G	Tobin Group Representation Letter

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 31, 2018, by and among Dolphin Entertainment, Inc., a Florida corporation (“Purchaser”), the shareholders of Viewpoint Computer Animation, Incorporated, a Massachusetts corporation (the “Company”), set forth on the signature pages hereto (each individually referred to as a “Seller” and collectively referred to as “Sellers”), and Carlo DiPersio as Sellers’ Representative (as hereinafter defined). Purchaser, Sellers and Sellers’ Representative are each hereinafter referred to as a “Party”, and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Sellers together own all the issued and outstanding shares of the Company’s common stock, without par value (collectively the “Shares”), comprising 100% of the issued and outstanding Equity Interests in the Company; and

WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, the Shares in consideration for cash and shares of Purchaser’s common stock, par value $0.015 per share (together with any securities into which such shares may be reclassified, whether by merger, charter amendment or otherwise, “Dolphin Common Stock”), on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the Parties hereby, intending to be legally bound, and agree as follows:

ARTICLE I.
DEFINED TERMS

Section 1.1

Definitions. As used herein, the following terms have the following meanings:

“Affiliate” and “Affiliated” means, with respect to any specified Person: (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any officer or director of such Person, (c) with respect to any partnership, joint venture, limited liability company or similar Person, or any general partner or manager thereof and (d) when used with respect to an individual, shall include any member of such individual’s immediate family or a family trust.

“Authority” means any governmental, regulatory, or administrative body, agency, commission, department, bureau, instrumentality, tribunal, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, whether international, national, federal, state, provincial or local, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any Laws.

“Books and Records” means all minute books, corporate records, books of account and accounting records of the Company, and listings of (i) all bank accounts, investment accounts and lock boxes maintained by the Company that references the names and addresses of the financial institutions where they are maintained and (ii) the names of all Persons that are registered with such financial institutions as authorized signatories to operate such bank accounts, investment accounts and lock boxes.

“Business” means the Company’s production and creative agency, focusing primarily on the entertainment, film and television industries.

“Business Day” shall mean any day other than Saturday, Sunday or a day on which banking institutions in New York, New York are required or authorized by Law to be closed.

“Cash” means all cash and cash equivalents of the Company (including marketable securities and short term investments) on hand or on deposit as of the applicable date (the amount of which shall be reduced by (i) all claims against such cash and cash equivalents represented by outstanding checks, drafts, wire transfers or similar instruments which have not been applied against such cash and cash equivalent balances and (ii) all escrowed cash or other restricted cash balances, including security deposits under leases).

“Closing Share Price” means $2.29268.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and arrangements, whether written or oral.

“Current Assets” means the total of the Company’s current assets, which current assets shall include only the line items set forth on Exhibit A under the heading “Current Assets” and no other assets, which for the avoidance of doubt shall exclude Cash and any Tax assets (other than the Massachusetts Tax Credit).

“Current Liabilities” means the total of the Company’s current liabilities, which current liabilities shall include only the line items set forth on Exhibit A under the heading “Current Liabilities” and no other liabilities.

“Disclosure Schedule” means the Disclosure Schedule dated as of the Closing Date and delivered by Sellers or Purchaser, as applicable, concurrently with the execution and delivery of this Agreement.

“Distribution Schedule” means the distribution schedule attached hereto as Exhibit A.

“Employee Plans” means each written or oral: employee benefit plan, agreement, program, policy and commitment (including “employee benefit plans” within the meaning of Section 3(3) of ERISA), and each stock purchase, stock option, restricted stock or other equity-based arrangement, severance, employment, termination, retention, consulting, change-of-control, bonus, incentive, deferred compensation, vacation, paid time off, fringe benefit or other benefit plans, agreements, programs, policies or commitments, whether or not subject to ERISA, (i) under which any current or former director, officer, employee or consultant of the Company has any right to benefits and (ii) which are maintained, sponsored or contributed to by the Company or to which any the Company makes or is required to make contributions or under which the Company has or could reasonably be expected to have any direct or indirect liability, contingent or otherwise.

“Employment Agreements” means the employment agreements to be executed by Carlo DiPersio and David Shilale in substantially the forms attached hereto as Exhibit C.

“Equity Interest” of any Person means any (i) capital stock, membership or partnership interest, unit or other ownership interest of or in such Person, (ii) securities directly or indirectly convertible into or exchangeable for any for the foregoing, (iii) options, warrants or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into or exchangeable for any of the foregoing or (iv) contracts, commitments, and agreements relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor Law, and the rules and regulations thereunder or under any successor Law, all as from time to time in effect.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is, or was at the relevant time, treated as a single employer under Sections 3(5) or 40001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Affiliate Liability” means any Liability of the Company under or in respect of any employee benefit plan pursuant to any statute or regulation that imposes Liability on a “controlled group” or similar basis, as a result of the Company being treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Sections 3(5) or 4001(b)(1) of ERISA, or the regulations promulgated thereunder, with respect to any other Person.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof consistently applied.

“Indebtedness” means, with respect to any Person, without duplication (a) indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (b) indebtedness evidenced by any note, bond, debenture or other debt instrument, (c) obligations under any interest rate, currency or commodity swaps, collars, caps, hedges, futures contract, forward contract, option or other derivative instruments, (d) capital lease obligations recorded in accordance with GAAP, (e) customer deposits, (f) amounts owing as deferred purchase price for any assets, including contingent payments, incentives or earn-outs (or any similar obligations), (g) any accrued interest, premiums, penalties, “breakage costs,” redemption fees, requirement to pay early, or other termination fees with respect to any of the foregoing types of obligations, (h) any performance bond, letter of credit or surety bond, in each case, solely to the extent drawn upon or payable and not continuing, or any bank overdrafts and similar charges, (i) guarantee or assumption of any such indebtedness described in clauses (a) through (i) above or any debt securities of another Person, and (j) any “keep well” or other similar agreement that requires a Person to maintain any financial statement condition of another Person. Notwithstanding the foregoing, for purposes of calculating Final Indebtedness, Closing Indebtedness and Estimated Indebtedness, “Indebtedness” shall not include any Current Liabilities to the extent included in Working Capital.

“Indemnifying Party” means, with respect to a particular matter, a Person who is required to provide indemnification under Article VII to another Person.

“Independent Accountant” means a nationally or regionally recognized accounting firm selected by mutual agreement of Purchaser and Sellers that has not performed accounting, Tax or auditing services for Purchaser, Sellers or any of their respective Affiliates during the past three years.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) all patents, patentable inventions and patent applications and all reissues, divisions, divisionals, provisionals, continuations and continuations-in-part, renewals, extensions, reexaminations, utility models, certificates of invention and design patents, registrations and applications thereof, and all documents and filings claiming priority to or serving as a basis for priority thereof, (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (and any embodiments thereof, e.g., graphics files or logo designs), (iii) all copyrights, works of authorship, copyrightable works, copyright registrations and applications therefor, and all other rights corresponding thereto, (iv) software, (v) all trade secrets, research records, processes, procedures, sales plans, sales strategies, manufacturing formulae, know-how, blue prints, designs, plans, inventions and databases, confidential information and other proprietary information and rights (whether or not patentable or subject to copyright or trade secret protection), (vi) all Internet addresses, sites, social media accounts and identifiers, domain names and numbers, (vii) all moral and economic rights of authors and inventors, however denominated, (viii) any other intellectual property and proprietary rights of any kind, nature or description, and (ix) any copies of tangible embodiments thereof (in whatever form or medium).

“IRS” means the Internal Revenue Service of the United States.

“Law” means any administrative, judicial, or legislative code, finding, law, interpretation, ordinance, policy statement, proclamation, regulation, requirement, rule, statute, or writ of any Authority or the common law.

“Legal Action” means, with respect to any Person, any and all litigation or legal or other actions, arbitrations, claims, counterclaims, disputes, grievances, investigations, proceedings (including condemnation proceedings), subpoenas, requests for material information by or pursuant to the order of any Authority, at Law or in arbitration, equity or admiralty, whether or not purported to be brought on behalf of such Person, affecting such Person or any of such Person’s business, property or assets.

“Liability” means any and all Indebtedness, liabilities, commitments, loss, damage, penalties, Taxes, expenses (including attorney’s fees and costs of investigation) or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and including those arising under any Contract, Legal Action or Order.

“Lien” means any: mortgage; lien (statutory or other) or encumbrance; or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance; (including any unallocated title reservations or any other title matters which impairs marketability of title); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; rights of first refusal or rights of first offer, any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation.

“Losses” means losses, damages, Liabilities, deficiencies, Legal Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ and accounting fees and expenses, excluding consequential and punitive damages, except, in each case, to the extent paid to an unaffiliated third-party claimant.

“Massachusetts Tax Credit” means the Massachusetts film tax credit identified as “1505 Other Receivable (Mass Film Tax Credit Receivable)” on the Working Capital Calculation.

“Material Adverse Effect” means any effect or change that is materially adverse to the business, assets, operations or financial conditions of the Company or the Business, taken as a whole; provided, however, that a Material Adverse Effect shall not include any such effects or changes to the extent resulting from (i) changes to the U.S., or global economy, in each case, as a whole, or that affect the industry or markets in which the Company or the Business operates as a whole, (ii) the announcement or disclosure of the transactions contemplated herein, (iii) any hurricane, earthquake or other natural disasters (including airport closures and/or delays as a result therefrom), (iv) general economic, regulatory or political conditions in North America, (v) changes in accounting rules, (vi) changes in the North American debt or securities markets, (vii) military action or any act or credible threat of terrorism, (viii) changes in currency exchange rates or commodities prices, (ix) changes in Law, (x) compliance with the terms of this Agreement, (xi) any act or omission of the Company or the Business taken with the prior consent of, or at the request of, Purchaser, or (xii) any failure of the Company or the Business to meet projections or forecasts (provided that the underlying causes of such failure shall be considered in determining whether there is or has been a Material Adverse Effect).

“Minimum Operating Cash” means $225,000 in Cash.

“Multiemployer Plan” means (i) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (ii) any “multiple employer plan” within the meaning of the Code or ERISA.

“Orders” means any writ, order, judgment, injunction, decree, ruling or consent of or by an Authority.

“Organizational Documents” means, with respect to a Person that is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its capital or equity interests, with respect to a Person that is a partnership, its agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof) and with respect to a Person that is a limited liability company, its certificate of formation or articles of organization, its limited liability company operating agreement, any agreements among members of such Person and similar agreements.

“Owned Intellectual Property” means the Intellectual Property that is owned by the Company.

“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained or required to be obtained from any Authority.

“Permitted Liens” means (i) liens for Taxes not yet due and payable; (ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company; (iii) liens for Indebtedness reflected on the Latest Balance Sheet, which Liens will be discharged as of or prior to Closing; and (iv) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which do not, individually or in the aggregate, have a Material Adverse Effect.

“Person” means any natural person, corporation, association, partnership, organization, business, limited liability company, firm, trust, joint venture, unincorporated organization or any other entity or organization, including an Authority.

“Phantom Stock Agreements” means (i) that certain phantom stock agreement by and between the Company and David DiNisco, (ii) that certain phantom stock agreement by and between the Company and Lisa DiBella and (iii) that certain phantom stock agreement by and between the Company and Erik Quenzel.

“Phantom Stock Payments” means an amount equal to the Company’s aggregate liability under the Phantom Stock Agreements.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Pre-Closing Taxes” means (i) any and all Taxes of the Company for any Pre-Closing Tax Period, (ii) any and all Taxes of the Sellers (including, capital gains Taxes arising as a result of the transactions contemplated by this Agreement and any withholding Taxes imposed on any payment to Seller pursuant to this Agreement) or any of its Affiliates (excluding the Company and its Subsidiaries) for any Tax period, (iii) any Taxes for which the Company or any of its

Subsidiaries (or any predecessor for the foregoing) is held liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, (iv) any Taxes imposed on or payable by third parties with respect to which the Company or any of its Subsidiaries has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing, and (vi) any Transfer Taxes for which the Sellers are responsible for pursuant to Section 6.2(c).

“Purchaser Indemnitees” means Purchaser, its Affiliates and each of their respective directors, managers, officers, members, stockholders, partners, employees, agents, Representatives, lenders, successors and assigns, and the term

“Purchaser Indemnitee” means any one of the foregoing Purchaser Indemnitees.

“Related Party Transaction” means any Contract, agreement, arrangement or understanding between or among the Company or any Seller, on the one hand, and any Affiliates of any Seller or the Company, on the other hand.

“Representatives” means a Party’s Affiliates, officers, managers, directors, employees, accountants, auditors, counsel, financial and other advisors, consultants and other representatives and agents.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnitees” means Sellers, their respective Affiliates and their respective directors, managers, officers, members, stockholders, partners, employees, agents, Representatives, lenders, and their respective successors and assigns, and the term “Seller Indemnitee” means any one of the foregoing the Seller Indemnitees.

“Sellers’ Knowledge” means the actual knowledge of Sellers, plus the knowledge each Seller would have discovered had he made reasonable inquiries.

“Shilale Confidential Retention Bonus Plan” means a retention bonus plan agreement to be executed by David Shilale and the Company in substantially the form attached hereto as Exhibit D.

“Target Working Capital” means $275,000.

“Tax Return” means all returns, consolidated or otherwise (including estimated returns, information returns, disclosures, statements, declarations, withholding returns and any other forms or reports) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means, with respect to any Person, all taxes (domestic or foreign), including any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), escheat, fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amount imposed by any Authority, whether disputed or not.

“Tobin Group” means TobinLeff, LLC a successor to The Tobin Group, the Company’s investment banker.

“Transaction Documents” means this Agreement, the Employment Agreements and any and all other agreements, instruments, documents and certificates described in this Agreement to be delivered hereunder from time to time or as closing documents.

“Transaction Expenses” means any fees, costs and expenses, whether accrued for or not, incurred or subject to reimbursement by the Company, in each case in connection with the transactions contemplated hereby and by the other Transaction Documents (whether incurred prior to or after the date hereof) and not paid by the Company, Sellers or otherwise prior to the Closing, including: (a) any brokerage, finders’ or other advisory fees, costs, expenses, commissions or similar payments; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; (c) any fees, costs and expenses or payments of the Company or any of its Affiliates related to any transaction bonus, discretionary bonus, severance, change-of-control payment, phantom equity payout, “stay-put” or other compensatory payments made to any employee of the Company or any of its Affiliates as a result of the execution of any Transaction Document or in connection with the transactions contemplated hereby (provided, however, that an aggregate of $50,000 payable to David Shilale in three equal installments as set forth in the Shilale Confidential Retention Bonus Plan following the Closing shall not be deemed a Transaction Expense); (d) the employer portion of any employment taxes (e.g., FICA) imposed on payments described in clause (c); (e) any other fees, costs, expenses or payments resulting from the change of control of the Company or otherwise payable in connection with receipt of any consent or approval in connection with the transactions contemplated hereby; (f) any financing termination or amendment fees or other amounts payable by the Company under the Closing Indebtedness; and (g) the Phantom Stock Payments.

“Working Capital” means the Current Assets of the Company less the Current Liabilities of the Company, calculated in accordance with the Working Capital Calculation.

“Working Capital Calculation” means the sample calculation of Working Capital for illustrative purposes set forth on Exhibit E.

Section 1.2

Glossary of Other Defined Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

Term	Location

“ACA”	Section 4.14(i)
“Agreement”	Preamble

Term	Location

“Cash Consideration”	Section 2.2(a)(ii)
“Claim”	Section 7.5(a)
“Claim Notice”	Section 7.5(a)
“Closing”	Section 2.5(a)
“Closing Balance Sheet”	Section 2.4(a)
“Closing Cash”	Section 2.4(a)
“Closing Cash Consideration”	Section 2.2(a)
“Closing Cash Consideration Adjustment”	Section 2.4(e)
“Closing Date”	Section 2.5(a)
“Closing Indebtedness”	Section 2.4(a)
“Closing Transaction Expenses”	Section 2.4(a)
“Closing Working Capital”	Section 2.4(a)
“Company”	Preamble
“Direct Claim”	Section 7.5(a)
“Dolphin Common Stock”	Recitals
“Estimated Cash”	Section 2.3(a)
“Estimated Closing Balance Sheet”	Section 2.3(a)
“Estimated Closing Statement”	Section 2.3(a)
“Estimated Indebtedness”	Section 2.3(a)
“Estimated Transaction Expenses”	Section 2.3(a)
“Estimated Working Capital”	Section 2.3(a)
“Exchange Act”	Section 3.5(f)
“Final Cash”	Section 2.4(d)
“Final Closing Balance Sheet”	Section 2.4(d)
“Final Indebtedness”	Section 2.4(d)
“Final Transaction Expenses”	Section 2.4(d)
“Final Working Capital”	Section 2.4(d)
“Financial Statements”	Section 4.5(a)
“Fundamental Representations”	Section 7.1(a)
“HCERA”	Section 4.14(i)
“Health Care Reform Laws”	Section 4.14(i)
“Health Plan”	Section 4.14(i)
“Indemnified Party”	Section 7.5(a)
“Independent Accountant Fees”	Section 2.4(c)
“Initial Closing Statement”	Section 2.4(a)
“Interim Financial Statements”	Section 4.5(a)
“Latest Balance Sheet”	Section 4.5(a)
“Latest Balance Sheet Date”	Section 4.5(a)
“Leased Real Property”	Section 4.9(b)
“Liability Cap”	Section 7.4(a)
“Material Contracts”	Section 4.6(a)
“Parties”	Preamble
“Post-Closing Cash Consideration”	Section 2.2(a)(ii)

Term	Location

“Purchase Price”	Section 2.2(a)
“Purchaser”	Preamble
“Purchaser Basket”	Section 7.4(b)
“Purchaser’s Position”	Section 2.4(c)
“Real Property Lease”	Section 4.9(b)
“Receivables”	Section 4.16
“Reviewed Financial Statements”	Section 4.5(a)
“Securities Laws”	Section 3.3
“Seller Basket”	Section 7.4(a)
“Sellers”	Preamble
“Sellers’ Objection”	Section 2.4(b)
“Sellers’ Position”	Section 2.4(c)
“Sellers’ Representative”	Section 8.3
“Shares”	Recitals
“Stock Consideration”	Section 2.2(a)(iii)
“Straddle Period”	Section 6.2(d)
“Third-Party Claims”	Section 7.5
“Transfer Taxes”	Section 6.2(c)

Section 1.3

Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) each reference to a Section, Exhibit or Schedule means a Section of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all pronouns and any variations thereof refer to the masculine, feminine or neuter singular or plural as the identity of the Person or Persons may require. The terms “hereof”, “herein”, “hereunder”, “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The word “or” shall not be exclusive. All references herein to “$” are to United States dollars. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. The phrases “date of this Agreement,” “date hereof” and terms of similar impart, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement. Whenever this Agreement provides that documents have been “delivered” or “made available” to Purchaser, such documents have been posted in a virtual data room for access by Purchaser or otherwise delivered to Purchaser or its Representatives; provided that with respect to any documents added to such virtual data room less than two Business Days prior to the date of this Agreement, written notice of such posting or delivery has been given to Purchaser.

ARTICLE II.
PURCHASE AND SALE OF THE SHARES

Section 2.1

Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall purchase the Shares from Sellers, and Sellers shall sell, assign, transfer, convey and deliver the Shares to Purchaser, free and clear of all Liens, for the consideration specified in Section 2.2.

Section 2.2

Purchase Price; Manner and Payment of Purchase Price; Fractional Shares. Subject to the adjustments set forth in this Article II, the aggregate consideration for the Shares shall comprise the following:

(a)

Purchase Price. Subject to the adjustments set forth in this Article II, the aggregate consideration for the Shares shall comprise the following:

(i)

cash payable on the Closing Date in the amount of $750,000 (adjusted as follows):

(A)

minus, the amount (if any) by which the Minimum Operating Cash exceeds the Estimated Cash;

(B)

plus, the amount (if any) by which the Estimated Cash exceeds the Minimum Operating Cash;

(C)

minus, the amount (if any) by which the Target Working Capital exceeds the Estimated Working Capital, calculated in accordance with the Working Capital Calculation;

(D)

plus, the amount (if any) by which the Estimated Working Capital, calculated in accordance with the Working Capital Calculation, exceeds the Target Working Capital;

(E)

minus, the Estimated Transaction Expenses;

(F)

minus, the Estimated Indebtedness.

(the result of the calculation in clause (i), the “Closing Cash Consideration”);

(ii)

cash in the amount of $750,000 (the “Post-Closing Cash Consideration” and together with the Closing Cash Consideration, the “Cash Consideration”); and

(iii)

a number of shares of Dolphin Common Stock equal to $500,000 divided by the Closing Share Price (the “Stock Consideration” and, together with the Cash Consideration, the “Purchase Price”).

(b)

Fractional Shares. Purchaser shall not be obligated to issue fractional shares of Dolphin Common Stock to any Seller who would receive a fractional share based on their pro rata percentage of the Stock Consideration. Any Seller who would otherwise be entitled to receive a fractional share based on their pro rata percentage of the Stock Consideration shall instead receive the next whole number of shares of Dolphin Common Stock to which they would otherwise be entitled under this Article II.

Section 2.3

Estimate of Closing Cash Consideration.

(a)

Sellers’ Representative has prepared and on the date hereof delivered to Purchaser a statement (the “Estimated Closing Statement”) setting forth (i) Sellers’ Representative’s reasonable, good faith estimate of Cash as of the close of business on the Closing Date (the “Estimated Cash”), (ii) Sellers’ Representative’s reasonable, good faith estimate of the Working Capital as of the close of business on the Closing Date, calculated in accordance with the Working Capital Calculation (the “Estimated Working Capital”), (iii) all Indebtedness of the Company as of the close of business on the Closing Date (the “Estimated Indebtedness”), (iv) Sellers’ Representative’s reasonable, good faith estimate of the Transaction Expenses (the “Estimated Transaction Expenses”), (v) Sellers’ Representative’s calculation of the Closing Cash Consideration in accordance with Section 2.2(a)(i), and (vi) an unaudited, consolidated balance sheet of the Company as of the close of business on the Closing Date, without giving effect to the transactions contemplated by this Agreement to occur at Closing (the “Estimated Closing Balance Sheet”). The Estimated Closing Statement (including the Estimated Cash, the Estimated Working Capital, the Estimated Indebtedness, the Estimated Transaction Expenses and the Estimated Closing Balance Sheet) shall be prepared and calculated in accordance with GAAP (and, to the extent not inconsistent with GAAP, the past practices of the Company) or as provided in the definitions of this Agreement.

(b)

Following receipt of the Estimated Closing Statement, Sellers’ Representative shall permit Purchaser and its Representatives at all reasonable times and upon reasonable notice to review Sellers’ Representative’s and the Company’s working papers relating to the calculation and preparation of the Estimated Cash, the Estimated Working Capital, the Estimated Indebtedness, Estimated Transaction Expenses and the Estimated Closing Balance Sheet, as well as the Company’s accounting books and records relating thereto, and Sellers’ Representative shall make reasonably available its Representatives (if any) responsible for the preparation of the Estimated Closing Statement in order to respond to the inquiries of Purchaser and its Representatives.

Section 2.4

Post-Closing Cash Consideration Adjustment.

(a)

As soon as practicable but in no event more than 90 days following the Closing Date, Purchaser shall prepare and deliver to Sellers’ Representative a statement (the “Initial Closing Statement”) setting forth (i) Purchaser’s determination of Cash as of the close of business on the Closing Date (the “Closing Cash”), (ii) Purchaser’s determination of the

Working Capital as of the close of business on the Closing Date, calculated in accordance with the Working Capital Calculation (the “Closing Working Capital”), (iii) all Indebtedness of the Company as of the close of business on the Closing Date (the “Closing Indebtedness”), (iv) all Transaction Expenses (the “Closing Transaction Expenses”), (v) Purchaser’s calculation of the Closing Cash Consideration in accordance with Section 2.2(a)(i) and (vi) an unaudited, consolidated balance sheet of Company as of the close of business on the Closing Date, without giving effect to the transactions contemplated by this Agreement to occur at Closing (the “Closing Balance Sheet”). The Initial Closing Statement (including the Closing Cash, the Closing Working Capital, the Closing Indebtedness, the Closing Transaction Expenses and the Closing Balance Sheet) shall be prepared and calculated in accordance with GAAP (and, to the extent not inconsistent with GAAP, the past practices of the Company) or as provided in the definitions of this Agreement.

(b)

Sellers’ Representative and its accountants shall complete their review of the Initial Closing Statement within 30 days after Purchaser’s delivery thereof to Sellers’ Representative. During such review period, Purchaser shall cooperate with and provide Sellers’ Representative with reasonable access to all books and records reasonably requested by Sellers’ Representative to review the Initial Closing Statement (including the calculation and preparation of the Closing Cash, the Closing Working Capital, the Closing Indebtedness, and the Closing Transaction Expenses and the Closing Balance Sheet), any work papers prepared by Purchaser or its accountants in connection with such calculations, and Purchaser shall make available its Representatives responsible for the preparation of the Initial Closing Statement in order to respond to the inquiries of Sellers’ Representative. If Sellers’ Representative objects to the contents of the Initial Closing Statement for any reason, Sellers’ Representative shall, on or before the last day of such 30-day period, so inform Purchaser in writing (a “Sellers’ Objection”), setting forth a specific description of the basis of its determination and the adjustments to the Initial Closing Statement that Sellers’ Representative believes should be made. Sellers shall be deemed to have agreed with all items and amounts of Closing Cash, Closing Working Capital, Closing Indebtedness, Closing Transaction Expenses and the Closing Balance Sheet contained in the Initial Closing Statement and not specifically referenced in a timely delivered Sellers’ Objection.

(c)

If Sellers’ Representative timely delivers a Sellers’ Objection to Purchaser, then, during the 30-day period following delivery of such Sellers’ Objection, the Parties shall in good faith seek to resolve in writing any differences that they may have with respect to the calculation of Closing Cash, Closing Working Capital, Closing Indebtedness, Closing Transaction Expenses and the Closing Balance Sheet. Any disputed items resolved in writing between Purchaser and Sellers’ Representative within such 30-day period shall be final and binding with respect to such items, and if Sellers’ Representative and Purchaser agree in writing on the resolution of each disputed item specified by Sellers’ Representative in the Sellers’ Objection and the amount of the Closing Cash, Closing Working Capital, Closing Indebtedness, Closing Transaction Expense and the Closing Balance Sheet, the amounts so determined shall be final and binding on the Parties for all purposes hereunder. If Sellers’ Representative and Purchaser have not resolved all such differences by the end of such 30-day period, then they shall jointly retain the Independent Accountant, which, acting as an expert and not as an arbitrator, shall determine, on the basis set forth in and in accordance with this Section 2.4, and only with respect to those items specifically described in such Sellers’ Objection on which Purchaser and Sellers’ Representative have not agreed, whether and to what extent, if any, the Closing Cash Consideration requires adjustment. Purchaser and Sellers’ Representative shall instruct the Independent Accountant to deliver its written determination to Purchaser and Sellers’ Representative no later than 30 days after submitting the matter to it for resolution. At the time of retention of the Independent Accountant, Purchaser shall specify in writing to the Independent Accountant and Sellers’ Representative the amount of Purchaser’s computation of the Cash Consideration (“Purchaser’s Position”), and Sellers’ Representative shall specify in writing to the Independent Accountant and to Purchaser the amount of its computation of the Closing Cash Consideration (“Sellers’ Position”). The Independent Accountant’s determination shall be conclusive and binding upon the Parties. In resolving any disputed item, the Independent Accountant may not assign a value to any disputed item that is greater than the greatest value claimed by Purchaser or Sellers’ Representative at the time the Independent Accountant is retained or less than the smallest value claimed for the item by Purchaser or Sellers’ Representative at such time. The scope of the dispute(s) to be resolved by the Independent Accountant is limited to whether the preparation of the Closing Balance Sheet and the calculation of the Closing Cash, the Closing Working Capital, the Closing Indebtedness, the Closing Transaction Expenses and Purchaser’s calculation of the Closing Cash Consideration were done in a manner consistent with the provisions and definitions of this Agreement and mathematically accurate, and the Independent Accountant is not to make any other determination unless jointly requested in writing by Purchaser and Sellers’ Representative. The fees and disbursements of the Independent Accountant (collectively, the “Independent Accountant Fees”) shall be borne (i) by Sellers in that proportion equal to a fraction (expressed as a percentage) the numerator of which is equal to Sellers’ Position minus the Closing Cash Consideration determined by the Independent Accountant, and the denominator of which is equal to Sellers’ Position minus Purchaser’s Position and (ii) by Purchaser in that proportion equal to a fraction (expressed as a percentage) equal to one minus the fraction described in clause (i). For example, if Sellers’ Position is that the Closing Cash Consideration should be $150,000 and Purchaser’s Position is that the Closing Cash Consideration should be $100,000, the Independent Accountant determines that the Closing Cash Consideration should be $130,000 and the Independent Accountant Fees are $10,000, then (i) Sellers shall pay $4,000 (40%) of the Independent Accountant Fees and (ii) Purchaser shall pay $6,000 (60%) of the Independent Accountant Fees. The Parties shall cooperate with the Independent Accountant during its resolution of the disagreement and make readily available to the Independent Accountant all relevant personnel and Representatives, books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to amounts set forth in the Initial Closing Statement and the Sellers’ Objection and all other items reasonably requested by the Independent Accountant in connection therewith.

(d)

The Initial Closing Statement, including the Closing Balance Sheet, Closing Cash, the Closing Indebtedness, the Closing Transaction Expenses and the Closing Working Capital, as agreed to or deemed to have been agreed to, in each case in accordance with Section 2.4 between Purchaser and Sellers’ Representative or as determined by the Independent Accountant, as applicable, shall be conclusive and binding on all of the Parties and shall be deemed the “Final Closing Balance Sheet”, “Final Cash”, “Final Indebtedness”, “Final Transaction Expenses” and “Final Working Capital” respectively, for all purposes herein.

(e)

Upon completion of the calculation of the Final Closing Balance Sheet, Final Cash, Final Indebtedness, Final Transaction Expenses and Final Working Capital in accordance with this Section 2.4, the Closing Cash Consideration shall be recalculated in accordance with Section 2.2(a)(i) (substituting the estimated amounts set forth therein with the actual amounts as determined in accordance with Section 2.4(d)), and the following adjustments (the “Closing Cash Consideration Adjustment”) made:

(i)

If the Closing Cash Consideration calculated in accordance with Section 2.2(a)(i) using the Final Cash, Final Indebtedness, Final Transaction Expenses and Final Working Capital is greater than the Closing Cash Consideration calculated in accordance with Section 2.2(a)(i) using Estimated Cash, Estimated Indebtedness, Estimated Transaction Expenses and Estimated Working Capital, then Purchaser shall promptly (but in no event later than three Business Days after the final determination) pay such difference to Sellers and the Tobin Group pro rata in accordance with the Distribution Schedule, in cash by wire transfer of immediately available funds to one or more accounts designated in writing by Sellers’ Representative.

(ii)

If the Closing Cash Consideration calculated in accordance with Section 2.2(a)(i) using the Final Cash, Final Indebtedness, Final Transaction Expenses and Final Working Capital is less than the Closing Cash Consideration calculated in accordance with Section 2.2(a)(i) using Estimated Cash, Estimated Indebtedness, Estimated Transaction Expenses and Estimated Working Capital, then the amount payable on April 30, 2019 pursuant to Section 2.8 shall be reduced by the amount of such difference on a dollar-for-dollar basis.

(f)

Any amounts payable pursuant to Section 2.4(e) shall be treated by the Parties as adjustments to the Purchase Price for all federal, state, provincial, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by a change in applicable Law or a final determination.

Section 2.5

Closing.

(a)

Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”), simultaneously with the execution and delivery of this Agreement and all other Transaction Documents, at the offices of Greenberg Traurig, P.A., 333 S.E. 2nd Avenue, Suite 4400, Miami, Florida 33131 (or pursuant to the electronic or other remote exchange of all executed documents and other closing deliverables required by Section 2.5(b) and Section 2.5(c)), or at such other time or place as agreed to in writing by Purchaser and Sellers’ Representative. The transfers and deliveries described in this Article II shall be mutually interdependent and shall be regarded as occurring simultaneously, and, notwithstanding any other provision of this Agreement, no such transfer or delivery shall become effective or shall be deemed to occur until all of the other transfers and deliveries provided for in this Article II shall have occurred or been waived on the Closing Date.

(b)

Closing Deliveries of Sellers. At the Closing, Sellers shall deliver to Purchaser:

(i)

a receipt for the Closing Cash Consideration;

(ii)

stock certificates representing the Shares, duly endorsed or accompanied by stock powers for transfer to Purchaser, in each case free and clear of all Liens or any other restrictions on transfer (other than any restrictions on transfer under the Securities Act and any state securities Laws);

(iii)

all minute books, written consents, records, ledgers and registers, and other similar organizational records of the Company to the extent they exist;

(iv)

any authorizations or Orders from any Authority or any consents, approvals, or authorizations from any third party which are required to consummate transactions contemplated under this Agreement and the Transaction Documents;

(v)

each Employment Agreement, duly executed by the applicable Seller;

(vi)

executed payoff letters, releases or other similar instruments providing for the repayment in full of all Indebtedness of the Company set forth in Section 2.5(b)(vi) of the Disclosure Schedule and the release of all Liens granted with respect thereto, together with all instruments, documents and UCC financing statements relating thereto;

(vii)

a certificate in form and substance reasonably satisfactory to Purchaser certifying that each Seller is not a foreign person for purposes of Section 1445 of the Code;

(viii)

evidence in form and substance satisfactory to Purchaser that all Related Party Transactions have been terminated, or, simultaneous with the Closing will be terminated;

(ix)

bills of sale evidencing the transfer by the Company of the vehicles identified in Section 2.5(b)(ix) of the Disclosure Schedule to the Persons specified thereon;

(x)

A general release in the form of Exhibit F duly executed and delivered by each Seller;

(xi)

the representation letter in the form of Exhibit G duly executed and delivered by The Tobin Group;

(xii)

the Shilale Confidential Retention Bonus Plan, duly executed and delivered by David Shilale and the Company;

(xiii)

evidence in form and substance satisfactory to Purchaser of: (A) the termination of the Phantom Stock Agreements; (B) the release by the counterparties to the Phantom Stock Agreements of the Company from all liability thereunder; and (C) the making by the Company of the Phantom Stock Payments;

(xiv)

copies of the final invoices with respect to all Transaction Expenses to be paid by the Company at the Closing; and

(xv)

such other documents, certificates, instruments or writings reasonably requested by Purchaser or its counsel in order to effectuate the transactions contemplated hereby including the other Transaction Documents.

(c)

Closing Deliveries of Purchaser. At the Closing, Purchaser shall:

(i)

issue the Stock Consideration to Sellers pro rata in accordance with the Distribution Schedule;

(ii)

pay or cause to be paid the Closing Cash Consideration to Sellers, Sellers’ Representative and the Tobin Group, by wire transfer of immediately available funds to the accounts designated in writing by Sellers’ Representative pro rata in accordance in accordance with the Distribution Schedule;

(iii)

repay, or cause to be repaid, on behalf of the Company, the amount payable to each counterparty or holder of Indebtedness identified on Schedule 2.5(b)(vi) in order fully to discharge such Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto;

(iv)

pay, or cause to be paid, on behalf of the Company and to the extent unpaid as of immediately prior to the Closing, an amount equal to the Estimated Transaction Expenses to each Person who is owed a portion thereof; and

(v)

deliver to the applicable Sellers the Employment Agreements, duly executed by the Company.

Section 2.6

Method of Cash Payments. Unless otherwise stated herein, all cash payments made under this Agreement shall be made by wire transfer of immediately available funds to one or more accounts designated by the recipient (or, in the case of Sellers, by Sellers’ Representative) in writing no fewer than two Business Days immediately preceding the scheduled payment date.

Section 2.7

Withholding Rights. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable by Purchaser pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that any amounts are so deducted and withheld by Purchaser and are remitted to the appropriate Authority in accordance with applicable Law, such withheld and deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

Section 2.8

Payment of Post-Closing Cash Consideration. Purchaser shall pay the Post-Closing Cash Consideration to Sellers and the Tobin Group in pro rata in accordance with the Distribution Schedule, as follows: an aggregate amount equal to $250,000 on each of April 30, 2019, October 31, 2019 and April 30, 2020, in each case by wire transfer of immediately available funds, to such accounts as designated in writing by Sellers’ Representative.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby represents and warrants to Purchaser, severally, and not jointly with any other Seller, that the following statements are true and correct as of the Closing Date:

Section 3.1

Authority of such Seller. Such Seller has the legal capacity and necessary right, power and authority to execute and deliver, and to perform his, her or its obligations under, this Agreement, each other Transaction Document to which such Seller is a party, and the other agreements, documents and instruments required hereby to which such Seller is a party. This Agreement has been duly executed and delivered by such Seller and constitutes a legal, valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, and, upon the execution and delivery by such Seller of each of the other agreements contemplated hereby to which such Seller is a party, such agreements will constitute the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with the terms thereof, in each case.

Section 3.2

Ownership. The Shares shown as held by such Seller in Section 3.2 of the Disclosure Schedule are owned solely and directly by such Seller. Such Seller has all right, title and interest to such Shares, free and clear of all Liens or any other restrictions on transfer (other than any restrictions on transfer under the Securities Act and any state securities Laws). There is no outstanding contract or other right (contingent or otherwise) with any Person to purchase, redeem, convert into, or otherwise acquire any shares of capital stock, or other Equity Interests in, of the Company, or have any rights to any proceeds from the sale of the Shares. Immediately prior to Closing, there existed no declared or accrued unpaid dividends or distributions with respect to any Equity Interests in favor of any Seller.

Section 3.3

Own Account. The Stock Consideration that such Seller will receive at Closing is being acquired solely for his, her or its account and is not being acquired with a view to, or for resale in connection with, any distribution within the meaning of the Securities Act or any other applicable securities laws of any other jurisdiction (collectively, the “Securities Laws”) in violation of the Securities Laws, and such Seller will not dispose of such Stock Consideration in contravention of any Securities Laws.

Section 3.4

No Other Representations or Warranties; No Reliance. Such Seller confirms that he, she or it is not relying on any communication (written or oral) of Purchaser or any of its Affiliates as investment advice or as a recommendation to acquire the Stock Consideration. It is understood that information and explanations related to the terms and conditions of the Stock Consideration provided by Purchaser or any of its Affiliates shall not be considered investment advice or a recommendation to acquire the Stock Consideration, and that neither Purchaser nor any of its Affiliates is acting or has acted as an advisor to Sellers in deciding to invest in Purchaser. Such Seller acknowledges that neither Purchaser nor any of its Affiliates has made any representation regarding the Stock Consideration for purposes of determining such Seller’s authority to invest in Purchaser, other than as set forth in this Agreement. Such Seller acknowledges and agrees that, except for the representations and warranties of Purchaser contained in Article V of this Agreement, none of Purchaser or any of its Affiliates or Representatives nor any other Person makes any express or implied representation or warranty on behalf of Purchaser or its Affiliates with respect to the transactions contemplated by this Agreement or the other Transaction Documents. Such Seller has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by Purchaser or any of its Affiliates or Representatives, except as expressly set forth in Article V.

Section 3.5

Investment Experience.

(a)

Such Seller has such knowledge, skill and experience in business, financial and investment matters that he, she or it is capable of evaluating the merits and risks of an investment in Purchaser. Such Seller has made his, her, or its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in Purchaser.

(b)

Such Seller has had access to the legal, financial, tax and accounting information concerning Purchaser and the Stock Consideration as he, she or it deems necessary to enable it to make an informed investment decision concerning the acquisition of the Stock Consideration.

(c)

Such Seller has had an opportunity to ask questions and receive answers concerning Purchaser and the Stock Consideration and has had full access to such other information concerning Purchaser and the Stock Consideration as such Seller has requested or which has been filed by Purchaser with the SEC.

(d)

Such Seller understands that the Stock Consideration that he, she or it is acquiring upon the consummation of this Agreement has not been registered under the Securities Laws.

(e)

Such Seller understands that the issuance of Dolphin Common Stock is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof and/or the provisions of Regulation D promulgated thereunder based, in part, upon the representations, warranties and agreements of Sellers contained in this Agreement.

(f)

Such Seller acknowledges that he, she or it has been furnished with true and complete copies of the following documents which Purchaser has filed with the Securities and Exchange Commission pursuant to Sections 13(a), 14(a), 14(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) the Annual Report on Form 10-K for the year ended December 31, 2017; (ii) Purchaser’s Proxy Statement relating to the 2017 Annual Meeting of Sellers; and (iii) the information contained in any reports or documents filed by Purchaser under Sections 13(a), 14(a), 14(c) or 15(d) of the Exchange Act since the distribution of the Form 10-K for the year ended December 31, 2017.

(g)

Such Seller is an “accredited investor”, as defined in Rule 501 promulgated under the Securities Act.

(h)

Such Seller acknowledges that neither the SEC nor any state securities commission has approved the Stock Consideration offered hereby or passed upon or endorsed the merits of the issuance of the Stock Consideration by Purchaser. Such Seller acknowledges that an investment in Purchaser is highly speculative and involves a risk of loss of the entire investment and no assurances can be given of any income or profit from such investment. SUCH SELLER HEREBY ACKNOWLEDGES AND CONFIRMS THAT THE UNDERSIGNED HAS CAREFULLY CONSIDERED THE RISKS AND UNCERTAINTIES INVOLVED IN INVESTING IN THE STOCK CONSIDERATION BEFORE MAKING AN INVESTMENT DECISION TO PURCHASE THE STOCK CONSIDERATION. Such Seller can bear the economic risk of losing his, her or its entire investment in Purchaser without impairing his or her ability to provide for himself or herself and/or his or her family (as applicable) in the same manner that such Seller would have been able to provide prior to making an investment in Purchaser.

Section 3.6

Dilution Protection. Such Seller has been furnished with a copy of the Articles of Incorporation of Purchaser, as amended (including the Certificates of Designation with respect to the Series C Convertible Preferred Stock), and understands that the holder of Purchaser’s Series C Convertible Preferred Stock is entitled to anti-dilution protection with respect to any issuances of Dolphin Common Stock occurring after the issuance of the Series C Convertible Preferred Stock on March 7, 2016.

Section 3.7

No General Solicitation. Such Seller acknowledges that neither Purchaser nor any other person offered to sell the Stock Consideration to such Seller by means of any form of general solicitation or advertising, including: (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (b) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

Section 3.8

Legend. Such Seller understands that the Stock Consideration to be issued to him, her or it will be “restricted securities” as that term is defined in Rule 144 under the Securities Act and that the certificate(s), if any, representing the Stock Consideration will bear a restrictive legend thereon in substantially the form that appears below:

“THESE SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (II) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, BUT ONLY UPON THE HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL TO THE ISSUER, OR OTHER COUNSEL, REASONABLY ACCEPTABLE TO

THE ISSUER, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE “BLUE SKY” OR OTHER SIMILAR SECURITIES LAW.”

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLERS WITH RESPECT TO THE COMPANY

Sellers hereby represent and warrant jointly and severally to Purchaser that the following statements are true and correct as of the Closing Date:

Section 4.1

Organization and Business; Power and Authority.

(a)

The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts, and possesses full power and authority to own, lease and operate its assets as now owned or leased and operated and is duly qualified and in good standing in each other jurisdiction in which the character of the assets owned or leased by the Company requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Section 4.1(a) of the Disclosure Schedule contains a complete and accurate list of the jurisdictions in which the Company is qualified to do business.

(b)

Sellers have provided to Purchaser true, correct and complete copies of the Organizational Documents of the Company (each as amended to date) and (i) the Organizational Documents of the Company are in full force and effect and (ii) the Company is not in default under, or in violation of, any provision of any such Organizational Document. Section 4.2(b) of the Disclosure Schedule sets forth a correct and complete list of the officers and directors of the Company.

Section 4.2

Capitalization.

(a)

The authorized capital stock of the Company consists of 15,000 shares of common stock, without par value, of which 200 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable. All of the Shares have been issued and granted in compliance with all applicable Law or pursuant to valid exemptions therefrom. None of the Shares were issued in violation of any Contract or any preemptive or similar rights of any Person. The Shares are owned of record and beneficially as set forth on Section 4.2(a) of the Disclosure Schedule.

(b)

Upon consummation of the Closing, Purchaser will own all of the Shares, free and clear of all Liens other than any Lien imposed by Purchaser.

(c)

Except for the Shares, there are no other outstanding Equity Interests of the Company or any Equity Interests of the Company reserved for issuance. There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of the Company or obligating any Seller or the Company to issue or sell any shares of capital stock of, or any other Equity Interest in, the Company. Following the termination of the Phantom Stock programs immediately prior to the Closing, there shall be no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of the Company. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Shares or any other Equity Interests of the Company.

(d)

The Company has not agreed, is not a party to any Contract and is not under any current or prospective obligation to form or participate in or make any capital contribution to or future investment in any Person.

Section 4.3

No Conflicts; Consents.

(a)

Except as set forth on Section 4.3 of the Disclosure Schedules, neither the execution, delivery or performance by any Seller of this Agreement or any other Transaction Document to which such Seller is or will be a party, nor the consummation of the transactions contemplated hereby and thereby, will (with or without notice or lapse of time or both):

(i)

conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company or any resolutions adopted by the board of directors of the Company;

(ii)

result in a violation of, or give any Authority or other Person the right to challenge any of the transactions contemplated hereby or exercise any remedy or obtain any relief under, any Law or Order applicable to such Seller or the Company or the assets, or operation of the business, of such Seller or the Company;

(iii)

(A) result in a violation or breach of, (B) constitute a default or an event that (with or without notice or lapse of time or both) would constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate, cancel or otherwise modify, or (D) require the consent of, or the giving of notice to, any other Person under, any Contract to which such Seller or the Company is a party or is bound or to which any of the properties or assets of such Seller or the Company are subject (including any Material Contract), or any Permit affecting the properties, assets or Business of the Company; or

(iv)

result in the creation or imposition of any Lien on any properties or assets of such Seller or the Company.

(b)

No consent, permit, declaration or filing with, or notice to, any Authority is required by or with respect to any Seller or the Company in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby and thereby.

Section 4.4

Subsidiaries. The Company does not control, directly or indirectly, or have any direct or indirect equity ownership (pursuant to any form of Equity Interests) or participation in any Person.

Section 4.5

Financial Statements; Absence of Certain Changes; Undisclosed Liabilities.

(a)

Section 4.5(a) of the Disclosure Schedule contains true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”):

(i)

the reviewed balance sheet of the Company as of December 31, 2017, and the related consolidated statements of operations and retained earnings, and cash flows for the twelve-month period then ended, and the related notes thereto (the “Reviewed Financial Statements”); and

(ii)

the unaudited balance sheet (the “Latest Balance Sheet”) of the Company, dated as of September 30, 2018 (the “Latest Balance Sheet Date”) and the related unaudited statements of operations and cash flows for the nine-month period then ended (the “Interim Financial Statements”).

(b)

The Financial Statements are (including in all cases the notes thereto, if any), accurate, correct and complete, and have been prepared in accordance with GAAP applied on a consistent basis throughout the applicable periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (which are not, individually or in the aggregate, material) and the absence of notes (that, if presented, would not differ materially from those presented in the Reviewed Financial Statements). The Financial Statements are based on the books and records of the Company (which books and records are in turn accurate, correct and complete), and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded in a timely manner and as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for earnings and assets.

(c)

Except as disclosed in Section 4.5(c) of the Disclosure Schedules, since the Latest Balance Sheet Date, there has been no Material Adverse Effect on the Company and, except as otherwise contemplated by this Agreement, the Business has been conducted only in the ordinary course of business and:

(i)

the Company has not incurred any Indebtedness;

(ii)

the Company has not subjected any portion of the assets of the Company to any Lien;

(iii)

the Company has not sold, assigned or transferred any portion of the tangible assets of the Company in a single transaction or series of related transactions in an amount in excess of $5,000, except in the ordinary course of business or as otherwise specified herein;

(iv)

the Company has not suffered any damage, destruction or extraordinary losses (whether or not covered by insurance) or waived any rights of material value to the Company;

(v)

the Company has not issued, sold or transferred any Equity Interests in the Company (including the Shares) or other equity securities, securities convertible into any equity securities or warrants, options or other rights to any equity in the Company;

(vi)

the Company has not declared or made any distributions on the Equity Interests of the Company or redeemed or purchased any Equity Interests of the Company;

(vii)

the Company has not made any capital expenditures or commitments therefor in excess of $10,000 individually or $25,000 in the aggregate;

(viii)

the Company has not acquired any Person or business (whether by the acquisition of Equity Interests, the acquisition of assets, merger or otherwise);

(ix)

the Company has not entered into any or modified any existing employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any officer, member or employee of the Company;

(x)

the Company has not adopted, amended or terminated any Employee Plan or any Multiemployer Plan or increased any benefits under any Employee Plan or any Multiemployer Plan or granted or increased the amounts of any vacation pay, sick pay, bonus, severance, incentive, disability, profit sharing or other payments;

(xi)

the Company has not amended or modified or authorized any amendment or modification to the Organizational Documents of the Company;

(xii)

the Company has not introduced any change with respect to the operation of the Business, including the Company’s method of accounting or principles or practices for financial accounting;

(xiii)

the Company has not terminated, or amended or modified in any material respect, any material Contract or instrument of the Company;

(xiv)

the Company has not made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, settled any Legal Action in respect of Taxes or entered into any Contract in respect of Taxes with any Authority;

(xv)

the Company has not increased the compensation payable or paid, whether conditionally or otherwise, to (i) any employee, consultant, independent contractor or agent other than in the ordinary course of business, (ii) any director or officer of the Company or (iii) any Affiliate of Sellers or the Company;

(xvi)

no client or supplier required to be disclosed on Section 4.7 of the Disclosure Schedule has cancelled, terminated or otherwise diminished or altered (including any reduction in the rate or amount of sales or purchases or change to the supply or credit terms, as the case may be), is likely to or will cancel, terminate or otherwise diminish or alter (including any reduction in the rate or amount of sales or purchases or change to the supply or credit terms, as the case may be) or notified any Seller or the Company of any intention to do any of the foregoing or otherwise threatened to cancel, terminate or otherwise diminish or alter (including any reduction in the rate or amount of sales or purchases, as the case may be) its relationship or business dealings with the Company;

(xvii)

no insurer (i) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any liability policy or (ii) has provided any notice of cancellation or any other indication that it plans to cancel any liability policy or raise the premiums or materially alter the coverage under any liability policy;

(xviii)

the Company has not written off as uncollectible any accounts receivable, modified or cancelled any material third-party Indebtedness or written up or written down any of its material assets or revalued its inventory; or

(xix)

the Company has not entered into any Contract, agreement or commitment with respect to any of the matters referred to in this Section 4.5(c).

(d)

The Company has no Liabilities except for Liabilities (i) set forth on the face of the Latest Balance Sheet or (ii) that have been incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date and are not, individually or in the aggregate, material to the Company.

Section 4.6

Material Contracts.

(a)

Section 4.6 of the Disclosure Schedule sets forth a true, correct and complete list of the following Contracts to which the Company is currently party or by which any of the Company’s assets or properties are bound (collectively, the “Material Contracts”):

(i)

each Contract of the Company involving annual consideration in excess of $10,000 and which, in each case, cannot be cancelled by the Company either without penalty or with less than 90 days’ notice;

(ii)

all Contracts with third party vendors that require the Company to purchase its total requirements of any product or service from such third-party vendor or that contain “take or pay” provisions;

(iii)

all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax or environmental liability of any Person;

(iv)

all Contracts that relate to the acquisition or disposition of any Person, Equity Interests in any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)

all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)

all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or with less than 90 days’ notice;(vii) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(viii)

all Contracts that by their terms limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)

any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement between the Company and a third party;

(x)

all Contracts between or among the Company on the one hand and any Seller or any Affiliate of Sellers (other than the Company) on the other hand;

(xi)

any Contract concerning or consisting of a partnership, limited liability company or joint venture agreement or any other relationship involving the sharing of profits, losses or costs;

(xii)

any profit sharing, equity option, equity purchase, equity appreciation, deferred compensation, severance or other plan or arrangement for the benefit of the Company’s current or former directors, shareholders, officers or employees, consultants or independent contractors;

(xiii)

any Contract (including an Employee Plan) providing for the employment or consultancy (including on an independent contractor basis) of an individual (or, in the case of a consultant or independent contractor, an entity) on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits to any director, shareholder, officer, member, manager, employee or consultant; and

(xiv)

any other Contract that is material to the Company and not previously disclosed pursuant to this Section 4.6.

(b)

Each Material Contract is valid and binding on the Company in accordance with its terms and, to Sellers’ Knowledge, each other party thereto, and is in full force and effect. None of the Company or, to Sellers’ Knowledge, any other party thereto is in material breach of or material default under (or is alleged to be in material breach of or material default under), or has provided or received any notice of any intention to terminate, any Material Contract. To Sellers’ Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other material changes of any material right or obligation or the loss of any benefit thereunder. Sellers have made available to Purchaser complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder).

Section 4.7

Clients and Suppliers. Section 4.7 of the Disclosure Schedule sets forth a correct and complete list of (a) the top 15 most significant clients (determined by dollar amount of revenue) and (b) the top 10 most significant suppliers (determined by dollar amount of purchases of the Company for the year ended December 31, 2017). Since December 31, 2017, no such supplier or client has canceled or otherwise terminated, or to Sellers’ Knowledge, threatened to cancel or otherwise terminate, its relationship with the Company. Since December 31, 2017, none of Sellers or the Company has received any written notice that any such supplier or client intends to cancel or otherwise materially and adversely modify or limit its relationship with the Company or limit its services to the Company, or its usage or purchase of the services of the Company either as a result of the transactions contemplated hereby or otherwise.

Section 4.8

Indebtedness. Section 4.8 of the Disclosure Schedule sets forth a true, correct and complete list of all Indebtedness of the Company and, with respect to Indebtedness for borrowed money, if any, sets forth the borrower, the original lender and the current holder (if different), the original principal balance, and the outstanding principal and accrued and unpaid interest as of the Closing Date.

Section 4.9

Title and Sufficiency of Assets; Real Property.

(a)

The Company has sufficient title to all assets, or a valid leasehold interest in, easement or right to use, all of its properties and assets reflected in the Financial Statements and those acquired since the Latest Balance Sheet Date (except properties and assets disposed of in the ordinary course of business since the Latest Balance Sheet Date), and none of such properties and assets is subject to any Liens other than Permitted Liens. The properties and assets of the Company that are material to operate the Business as currently conducted by the Company are in good operating condition, normal wear and tear excepted. Since January 1, 2013, there has not been any significant interruption of the operations of the Business due to inadequate maintenance of the properties and assets of the Company. The properties and assets of the Company are sufficient for Purchaser to carry on the Business from and after the Closing Date in the same manner as presently carried on by the Company.

(b)

The Company does not own any real property. Section 4.9(b) of the Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases, licenses or other occupancy agreements under which the Company leases or otherwise occupies real property (each, as the same has been amended, a “Real Property Lease”) and the address of the real property subject to each Real Property Lease (each, a “Leased Real Property”). Prior to the date hereof, Sellers have provided Purchaser access to a true, correct and complete copy of each Real Property Lease, including all amendments, extensions, renewals, guaranties relating to each Real Property Lease, and each Real Property Lease constitutes the entire agreement between the Company, on the one hand, and each landlord, subtenant or sublandlord, on the other hand, with respect to the Leased Real Property. Assuming good title in the respective landlords, subtenants or sublandlords, each Real Property Lease is a valid and binding obligation of the Company, is in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Legal Action at Law or in equity) and neither the Company, nor to Sellers’ Knowledge, any counterparty to any Real Property Lease is in material breach, violation or default under any Real Property Lease in any material respect and no event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by the Company or, to Sellers’ Knowledge, any counterparty thereto. The Company has a valid leasehold interest in and to the Leased Real Property free and clear of Liens other than Permitted Liens.

(c)

Except as disclosed in Section 4.9(c) to the Disclosure Schedules, the Company is not a sublessor or grantor under any sublease or other Contract granting to any other Person the right to possess, lease or occupy the Leased Real Property.

(d)

To Sellers’ Knowledge, there is no pending or threatened, (i) appropriation, condemnation or like action materially affecting the Leased Real Property or (ii) sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation.

(e)

All of the land, buildings, structures and other improvements leased, licensed or otherwise used or occupied by the Company in the conduct of the Business are included in the Leased Real Property.

Section 4.10

Compliance with Laws; Permits.

(a)

 (i) The Company is, and at all times has been, in compliance with all Laws applicable to the Company or the assets, or operation of the business, of the Company (ii) the Company has not at any time received any notice, whether written or oral, alleging any noncompliance by the Company with respect to any such Law and (iii) no investigation by any Authority regarding a violation of any such Law is pending or, to Sellers’ Knowledge, threatened.

(b)

All Permits required for the Company to conduct its business as currently conducted have been obtained by the Company and are valid and in full force and effect, and the Company is, and at all times has been, in compliance with all such Permits. To Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension or limitation of any of such Permits. To the Seller’s Knowledge, except as disclosed in Section 4.3 of the Disclosure Schedules, the sale of the Shares to the Purchaser will not revoke, suspend or limit such Permits.

Section 4.11

Legal Proceedings; Governmental Orders.

(a)

There is no Legal Action pending or, to Sellers’ Knowledge, threatened (i) against or by the Company affecting any of its properties or assets (or by or against any Seller or any Affiliate thereof and relating to the Company or the Business), or (ii) against the Company, any Seller or any Affiliate of Sellers that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, and, to Sellers’ Knowledge, there are no presently existing facts or circumstances that would constitute a reasonable basis therefor.

(b)

There are no outstanding Orders applicable to the Company or the assets, or operation of the business, of the Company.

Section 4.12

Tax Matters.

(a)

All Tax Returns required to be filed by, or on behalf of, the Company are true, correct and complete in all material respects, have been prepared in compliance with all applicable Laws, and have been duly and timely filed.

(b)

The Company has paid all Taxes that are due, including all disputed Taxes for which the Company is seeking a refund.

(c)

All Taxes which the Company is required by Law to withhold and/or collect at or prior to Closing have been withheld or collected and paid over, in each case, in a timely manner, to the proper taxing authorities.

(d)

The Company has delivered to Purchaser correct and complete copies of all Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2011, and all examination reports and statements of deficiencies assessed against or agreed to by the Company with respect to such taxable periods.

(e)

No Tax deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any Authority against the Company. Neither the Company nor any Seller is the subject of any audit or other proceeding in respect of payment of Taxes for which the Company may be directly liable and no such proceeding has been threatened. No agreements, waivers, or other arrangements exist providing for an extension of time or statutory periods of limitations with respect to the filing of any Tax Return with respect to the Company or the payment by, or assessment against, the Company for any Tax for which the Company may be directly or indirectly liable and no written request for any such agreement, waiver or other arrangement has been made and is currently outstanding.

(f)

No Legal Actions have been asserted or are threatened against the Company in respect of any Tax for which the Company may be directly or indirectly liable.

(g)

The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) after the Closing Date as a result of any: (A) change in method of accounting made prior to the Closing, including under Section 481 of the Code (or any similar provision of applicable Tax Law); (B) closing agreement as described in Section 7121 (or any similar provision of applicable Tax Law) executed prior to the Closing; (C) deferred intercompany gain or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of applicable Tax Law); (D) income that economically accrues in a taxable period ending on or before the Closing Date, including, installment method of accounting, completed contract method of accounting or open transaction disposition made on or prior to the Closing; (E) prepaid amount received on or prior to the Closing; (F) cash method of accounting or long-term contract method of accounting utilized prior to the Closing; or (G) election under Section 108(i) or Section 965 of the Code (or any similar provision of applicable Law).

(h)

None of the assets of the Company are “tax-exempt use property” within the meaning of Section 168(h) of the Code; none of the assets of the Company directly or indirectly secures any Indebtedness the interest on which is tax-exempt under Section 103(a) of the Code; and there are no Liens for Taxes as of the Closing Date upon any of the assets of the Company, except for statutory Liens for Taxes not yet due or delinquent.

(i)

The Company has been at all times classified as an S corporation as defined in Sections 1361(a)(1) of the Code for federal and state income tax purposes and is eligible for such treatment. Sellers have made available to Purchaser a copy of the Company’s election to be treated as an S-corporation, which was timely filed with the IRS and has not been superseded by any subsequent filing. The IRS has not sent any correspondence to Sellers or the Company questioning the Company’s status as an S corporation. Sellers will not be liable for any tax under Section 1374 of the Code. The Company has not, in the ten years prior to the Closing Date, acquired assets from another corporation in which the Company’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor.

(j)

(i) The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, and (ii) the Company has no current or potential contractual obligation to indemnify any other Person with respect to Taxes.

(k)

The Company has not been a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return.

(l)

No claim has ever been made by an Authority in writing against the Company in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

(m)

Section 4.12(m) of the Disclosure Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company currently files Tax Returns relating to the Business.

(n)

The Company is not and has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) (or similar provision of state, local or foreign law).

(o)

The Company has not been notified in writing of any Tax claims, audits, or examinations that are proposed or pending with respect to the Company or the Business. No closing agreement or similar binding agreement relating to Taxes has been entered into by or with respect to the Company or the Business. No written notice of any unpaid assessment relating to Taxes has been received by or with respect to the Company or the Business.

(p)

There is no unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company.

Section 4.13

Intellectual Property.

(a)

Section 4.13 of the Disclosure Schedule contains a true, correct and complete list (showing in each case the applicable registered owners and registration or application number) as of the Closing Date, of all Owned Intellectual Property that is used in connection with the Business. All Owned Intellectual Property that is material to the conduct of the Business is subsisting, valid and enforceable. The Company exclusively owns or licenses or otherwise has sufficient rights to use, the Intellectual Property that is used in the conduct of the Business as it is currently conducted as of the Closing Date, free and clear of all Liens (other than Permitted Liens). To the Seller’s Knowledge, no Person has infringed upon or misappropriated any Owned Intellectual Property, nor has the Company infringed upon or misappropriated any Intellectual Property of any other Person. The Company has not received written notice that it has infringed upon or misappropriated any Intellectual Property of any other Person or that any Owned Intellectual Property is invalid or unenforceable. The consummation of the transactions contemplated by this Agreement or any other Transaction Document will not result in the loss or impairment of any Intellectual Property right of the Company in or to any Owned Intellectual Property.

(b)

Each Seller and the Company has taken all commercially reasonable steps to protect and maintain any trade secrets contained in the Owned Intellectual Property. All registration, renewal and maintenance fees in respect of the Owned Intellectual Property that is registered with or issued by any Authority which were due prior to the Closing Date have been duly paid.

(c)

All current and former employees, independent contractors, or service providers of the Company who contributed to the development of any Owned Intellectual Property used in connection with the Business have assigned all ownership of such Owned Intellectual Property to the Company or such Owned Intellectual Property is owned by the Company as a “work for hire”.

(d)

The Company has the rights to use all domain names currently used for the Business, each of which is listed on Section 4.13(d) of the Disclosure Schedule.

(e)

The Company maintains and is in compliance with commercially sound and reasonable policies and procedures regarding data privacy, data security and disaster recovery, and the collection and use of personal information, all of which are in compliance with applicable Law.

Section 4.14

Employee Plans.

(a)

Section 4.14(a) of the Disclosure Schedule sets forth a list of all material Employee Plans. None of the Employee Plans has undergone within the last six years or is undergoing an audit or investigation (nor has notice been received of a potential audit or examination) by either the IRS, the United States Department of Labor or any other Authority.

(b)

With respect to each Employee Plan, complete and correct copies of the following documents have been made available to Purchaser: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such Employee Plan and, in the case of any Employee Plan that is not in written form, a description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) the three most recent annual reports on Form 5500 (including schedules and attachments), financial statements and actuarial reports for the past three years, if applicable; (iv) the nondiscrimination testing results for the past three plan years; (v) the most recent IRS determination letter and any pending application with respect to each such Employee Plan which is intended to qualify under Section 401(a) of the Code; and (vi) for the last three years, all material correspondence with the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation, SEC or any other Authority regarding the operation or the administration of any Employee Plan, other than correspondence relating to matters in the ordinary course of business.

(c)

With respect to each Employee Plan: (i) each has been administered in all material respects in compliance with its terms and with all applicable Laws, including ERISA and the Code; (ii) no Legal Actions (other than routine claims for benefits) are pending, or to Sellers’ Knowledge threatened; (iii) all material premiums, contributions, or other payments required to have been made by Law or under the terms of any Employee Plan or any Contract or agreement relating thereto as of the Closing Date have been made or properly accrued in accordance with GAAP; (iv) all material reports, returns and similar documents required to be filed with any Authority or distributed to any plan participant have been duly filed or distributed; and (v) no “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code that could reasonably be expected to result in a material liability to the Company or Purchaser or any of its Affiliates.

(d)

With respect to each Employee Plan intended to qualify under Section 401(a) of the Code, (i) the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which the Company is entitled to rely under IRS pronouncements, and (ii) no such determination letter, opinion letter or advisory letter has been revoked nor has revocation been threatened and, to Sellers’ Knowledge, no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption.

(e)

No Employee Plan is nor was within the past six years, nor do Sellers, the Company or any of their ERISA Affiliates have or reasonably expect to have any liability or obligation under (i) any employee benefit plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA; or (ii) any Multiemployer Plan.

(f)

The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) entitle any current or former employee, consultant, officer or director of the Company to severance pay, (ii) result in any payment from the Company or any of their respective Affiliates becoming due, or increase the amount of any compensation due, to any current or former employee, officer, director or consultant of the Company, (iii) increase any benefits otherwise payable under any Employee Plan, (iv) result in the acceleration of the time of payment or vesting of any compensation or benefits from the Company or any of their respective Affiliates to any current or former employee, officer, director or consultant of the Company or

(v) result in any forgiveness of indebtedness, trigger any funding obligation under any Employee Plan or impose any restrictions or limitations on the Company’s right to administer, amend or terminate any Employee Plan.

(g)

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or in combination with another event) result in any payment or deemed payment (whether in cash, property, the vesting of property or otherwise) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or its Affiliates as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h)

No Employee Plan provides health, medical, or death benefits to current or former employees of the Company beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 or as required to avoid the excise Tax under Section 4980B of the Code, or coverage mandated by any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents.

(i)

The Company and each Employee Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) (i) is currently in compliance, in all material respects, with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“ACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with ACA and HCERA, the “Health Care Reform Laws”) and (ii) has been in compliance in all material respects with all Health Care Reform Laws since March 23, 2010, in the case of each of clauses (i) and (ii), to the extent the Health Care Reform Laws are applicable thereto. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to material penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the Health Care Reform Laws.

(j)

Each Employee Plan subject to Section 409A of the Code is in compliance in all material respects in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder. No payment pursuant to any Employee Plan or other arrangement with any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including the grant, vesting or exercise of any stock option or other equity award, would subject any person to Tax pursuant to Section 409A of the Code.

Section 4.15

Employees; Employee Relations.

(a)

Section 4.15(a) of the Disclosure Schedule contains a list of all persons who are directors, officers, employees, independent contractors or consultants of the Company as of the Closing Date, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position, if applicable (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the Closing Date. As of the Closing Date, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the Closing Date have been paid in full or accrued for on the applicable balance sheet of the Company or are payable pursuant to Article II hereof. No officer or key employee of the Company has given written notice to the Company or any Seller that such person intends to terminate his or her employment with the Company.

(b)

There are no Legal Actions currently pending against the Company or, to Sellers’ Knowledge, threatened, arising out of any Laws pertaining to employment or employment practices as such Laws pertain to any current or former employee of the Company. Except as provided in Section 4.11 of the Disclosure Schedule, the Company is not currently subject to any settlement or consent decree with any present or former employee, employee representative or any Authority relating to claims of discrimination or other claims in respect to employment practices and policies; and the Company is not currently subject to any Order with respect to the labor and employment practices (including practices relating to discrimination) of the Company specifically. The Company has not received written notice of the intent of any Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company with respect to or relating to such Laws and to Sellers’ Knowledge, no such investigation is in progress. The Company has not incurred in the three years prior to the Closing Date, and will not incur as a result of Sellers’ execution of this Agreement, any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar applicable state laws.

Section 4.16

Accounts Receivable. All accounts receivable, unbilled invoices, costs in excess of billings, work in process and other amounts (collectively, “Receivables”) reflected on the Latest Balance Sheet and in the records and books of account of the Company since the Latest Balance Sheet Date through the Closing Date as being due to the Company have arisen in the ordinary course of business, represent enforceable obligations to the Company arising from sales actually made or services actually performed by the Company in the ordinary course of business and, subject only to consistently recorded reserves for bad debts established as of a date prior to the Closing Date in a manner consistent with past practice, have been, or will be, current and collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms (and in no event later than the 90th day following the Closing Date) and are not and will not be subject to any contests, claims, counterclaims or setoffs. There has been no material adverse change since the Last Balance Sheet Date in the amount or collectability of the Receivables due to the Company or the related provisions or reserves from that reflected in the Latest Balance Sheet. Section 4.16 of the Disclosure Schedule contains a complete and correct list of all Receivables as of the Last Balance Sheet Date, which list sets forth the aging of each Receivable. (i) No account debtor or note debtor is delinquent for payments in excess of $2,500 or for more than 90 days, (ii) no account debtor or note debtor has refused or threatened to refuse to pay its obligations to the Company for any reason, or has otherwise made a claim to set-off or similar claim, (iii) to Sellers’ Knowledge, no account debtor or note debtor is insolvent or bankrupt and (iv) all accrued fees are billable and collectible by the Company.

Section 4.17

Insurance.

(a)

Section 4.17 of the Disclosure Schedule sets forth a correct and complete list and description of all insurance policies and other forms of insurance related to the ownership and operation of the Business, together with a statement of the aggregate amount of claims paid out, and claims pending, under each such insurance policy or other arrangement from January 1, 2016 through the Closing Date.

(b)

All such insurance policies are in full force and effect; all premiums due thereon have been paid by the Company through the Closing Date; and the Company is otherwise in compliance with the terms and provisions of such policies. Furthermore: (i) the Company has not received any notice of cancellation or non-renewal of any such policy or arrangement nor, to Sellers’ Knowledge, is the termination of any such policy or arrangement threatened; (ii) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements; (iii) the Company has not received any notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided for will not be available to the Company in the future on substantially the same terms as now in effect; and (iv) none of such policies or arrangements provides for experienced-based liability or loss sharing arrangement affecting the Company.

Section 4.18

No Illegal Payments, Etc. Neither the Company nor any of its respective directors, officers, managers, employees, agents or members has: (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, client, governmental official or employee or other Person in order to obtain favorable treatment for the Company (or assist in connection with any actual or proposed transaction with the Company) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office which might subject the Company to any damage or penalty in any Legal Action or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose on behalf of the Company or as part of the duties of their employment with the Company.

Section 4.19

Books and Records. The Books and Records and other financial records of the Company (i) are complete and correct in all material respects and do not contain or reflect any material inaccuracies or discrepancies and (ii) have been maintained in all material respects in accordance with good business and accounting practices. All transactions of the Company have been accurately and correctly recorded in the Books and Records of the Company. At the Closing, all of the Books and Records of the Company will be in the possession or control of the Company.

Section 4.20

Bank Accounts and Powers of Attorney. Section 4.20 of the Disclosure Schedule sets forth each bank, savings institution and other financial institution with which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of the Company is identified on Section 4.20 of the Disclosure Schedule. Except as disclosed on Section 4.20 of the Disclosure Schedule, the Company has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to the Business for any purpose whatsoever.

Section 4.21

Related Party Transactions. There are no Related Party Transactions currently in effect or that were entered into (whether or not still in effect) since January 1, 2017.

Section 4.22

Broker or Finder. Except as set forth in Section 4.22 of the Disclosure Schedule, no agent, broker, investment banker or financial advisor will be entitled to any broker’s or finder’s fee or commission in connection with the transactions contemplated under this Agreement.

Section 4.23

No Untrue Statements. No representation or warranty or other statement made by Sellers in this Agreement, the Disclosure Schedule, any other Transaction Document or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement or otherwise contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers that the following statements are true and correct as of the Closing Date:

Section 5.1

Organization and Business; Power and Authority; Non-Contravention.

(a)

Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and possesses full corporate right, power and authority to own, lease and operate its assets as now owned or leased and operated, and is duly qualified and in good standing in each other jurisdiction in which the character of the assets owned, leased or operated by Purchaser requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Purchaser.

(b)

Purchaser has full power and authority to enable it to execute and deliver, and to perform its obligations under, this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby; and the execution, delivery and performance by Purchaser of this Agreement and each other Transaction Document to which it is a party have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes, and each other Transaction Document executed or required to be executed by it pursuant hereto or thereto or to consummate the transactions contemplated hereby and thereby when executed and delivered by Purchaser will constitute, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms.

Section 5.2

No Conflicts; Consents.

(a)

Neither the execution, delivery or performance by Purchaser of this Agreement or any Transaction Document to which Purchaser will be a party, nor the consummation of the transactions contemplated hereby and thereby, will (with or without notice or lapse of time or both):

(i)

conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Purchaser or any resolutions adopted by the board of directors of Purchaser;

(ii)

conflict with or result in a violation of, or give any Authority or other Person the right to challenge any of the transactions contemplated hereby or exercise any remedy or obtain any relief under, any Law or Order applicable to Purchaser or the assets, or operation of the business, of Purchaser;

(iii)

(A) conflict with or result in a violation or breach of, (B) constitute a default or an event that (with or without notice or lapse of time or both) would constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate, cancel or otherwise modify, or (D) require the consent of, or the giving of notice to, any other Person under, any Contract to which Purchaser is a party or is bound or to which any of the properties or assets of Purchaser are subject, or any Permit affecting the properties, assets or business of Purchaser; or

(iv)

result in the creation or imposition of any Lien on any properties or assets of Purchaser.

(b)

No consent, permit, declaration or filing with, or notice to, any Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby and thereby.

Section 5.3

Broker or Finder. No agent, broker, investment banker or financial advisor engaged by or on behalf of Purchaser or any of its Affiliates is or will be entitled to a broker’s or finder’s fee or commission in connection with the transactions contemplated hereby or the execution, delivery or performance of this Agreement.

Section 5.4

SEC Filings. Purchaser’s filings made with the SEC since January 1, 2017 did not, when filed with the SEC, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Purchaser has filed with the SEC all required reports under section 13 or 15(d) of the Exchange Act, as applicable, during the 12 months preceding the date of this Agreement.

ARTICLE VI.
COVENANTS

Section 6.1

Agreement to Cooperate. If and for so long as Purchaser or the Company is actively contesting or defending against any Legal Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Company or the Business, Sellers will cooperate in the contest or defense and provide such testimony as may be required by Purchaser in connection with the contest or defense at the cost and expense of Purchaser (unless and to the extent Purchaser is entitled to indemnification therefor hereunder, in which event such costs and expenses shall be borne jointly and severally by Sellers).

Section 6.2

Tax Matters.

(a)

Responsibility for Filing Tax Returns for Periods through Closing Date. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date that relate to Tax periods ending on or before the Closing Date. Purchaser shall permit Sellers’ Representative to review and comment on each such Tax Return with respect to a Pre-Closing Tax Period at least twenty (20) days prior to filing and shall make such revisions as are reasonably requested by Sellers’ Representative. No later than five (5) days prior to the filing of such Tax Return, Sellers shall reimburse and pay the Purchaser for any accountable fees and reasonable costs and expenses incurred in connection with the preparation and filing of such Tax Return (not to exceed $7,500) and the amount of Pre-Closing Taxes (if any) reflected on such Tax Return. Purchaser and Sellers agree and acknowledge that (1) the Company shall change its overall method of accounting from the cash method to an accrual method in a Pre-Closing Tax Period, (2) the Company shall elect a one year Section 481(a) adjustment period described in Section 7.03(3)(d) of Revenue Procedure 2015-13, and (3) the Company not apply the limitation on tax described in Section 481(b) of the Code and Treasury Regulation Section 1.481-2 for any Section 481(a) adjustment for all changes in method of accounting made by the Company pursuant to Rev. Proc. 2015-13.

(b)

Cooperation on Tax Matters. Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, Legal Action or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers agree to retain or cause to be retained all books and records with respect to Tax matters pertinent to the Company or its assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing Authority. Purchaser and Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, with respect to the transactions contemplated hereby).

(c)

Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by Sellers when they become due. The party responsible shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Parties shall cooperate in obtaining any available exemptions with respect to Transfer Taxes.

(d)

Allocation of Straddle Period Tax. To the extent permitted by applicable Law with respect to any particular Tax regarding the Company, Sellers shall cause the Company to elect to treat the Closing Date as the last day of the taxable period. For purposes of determining the amount of Taxes that are attributable to the Pre-Closing Tax Period with respect to any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period (excluding any increase in Taxes for the period as a result of the transfer of the Shares pursuant to this Agreement) multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date.

Section 6.3

Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel) or any rules or requirements of any stock exchange or regulatory or other supervisory body or authority of competent jurisdiction, no Party to this Agreement shall make any public announcements in respect of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 6.4

Confidentiality.

(a)

Sellers acknowledge that the success of the Company after the Closing Date depends upon the continued preservation of the confidentiality of certain information possessed by Sellers, that the preservation of the confidentiality of such information by Sellers is an essential premise of the bargain between the parties hereto, and that Purchaser would be unwilling to enter into this Agreement in the absence of this Section 6.4(a). Accordingly, each Seller hereby agrees with Purchaser that such Seller and such Seller’s Representatives will not, and that such Seller will cause such Seller’s Affiliates and Representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Purchaser, disclose or use, any confidential or proprietary information involving or relating to the Business or the Company, including: (i) customer and supplier information, including lists of names and addresses of customers and suppliers of the Company and its Affiliates; (ii) business plans and strategies, compensation plans, compensation information, sales plans and strategies, pricing and other terms applicable to transactions between existing and prospective customers, suppliers or business associates; (iii) market research and databases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by the Company; (iv) information concerning the configuration and architecture, technical data, networks, methods, practices, standards and capacities of the Company’s information systems, Company software and Company technology; (v) information identified as confidential and/or proprietary in internal documents of the Company and (vi) all information that would be a trade secret under any applicable Law; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or received by a Seller from a party under no obligation to the Company to maintain the secrecy of such information; and provided, further, that the provisions of this Section 6.4(a) will not prohibit any retention of copies of records or disclosure (A) required by any applicable Law so long as reasonable prior notice is given to Purchaser of such disclosure, if practicable, to provide a reasonable opportunity for Purchaser to contest the same or (B) made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the transactions contemplated hereby. Each Seller agrees that such Seller will be severally responsible for any breach or violation of the provisions of this Section 6.4(a) by any of such Seller’s Representatives.

(b)

Notwithstanding the foregoing, each Seller and each of such Seller’s Representatives and Affiliates may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other Tax analyses) that are provided to Sellers relating to such Tax treatment and Tax structure.

Section 6.5

Further Assurances. At any time and from time to time after the Closing Date, at the reasonable request of Purchaser, as promptly as reasonably practicable, Sellers shall (i) execute and deliver to Purchaser such instruments of transfer, conveyance, assignment and confirmation, in addition to those executed and delivered by Sellers at the Closing, (ii) take such actions as Purchaser may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby, and permit Purchaser to exercise all rights as a holder of the Shares and otherwise to give full effect to the provisions of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby. Sellers agree to furnish any additional information reasonably requested by Purchaser or any of its Affiliates to ensure compliance with the Securities Laws in connection with the issuance of the Stock Consideration.

ARTICLE VII.
INDEMNIFICATION

Section 7.1

Survival Period.

(a)

Subject to the other terms and conditions of this Article VII, each of the representations and warranties set forth in this Agreement, any other Transaction Document or any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement, shall survive (together with any right to assert a claim under Section 7.2(a) or Section 7.3(a), as applicable) the Closing and the consummation of the transactions contemplated hereby and shall expire on the date that is eighteen (18) month after the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 3.1, Section 3.2,

Section 4.1, Section 4.2, Section 4.3(a)(i), Section 4.4, Section 4.12 and Section 4.22 (the “Fundamental Representations”) shall survive (together with any right to assert a claim under Section 7.2(a)) until sixty (60) days after the expiration of the applicable statute of limitations; and (ii) the representations and warranties set forth in Section 4.13 shall survive (together with any right to assert a claim under Section 7.2(a)) until the second anniversary of the Closing Date.

(b)

Each of the covenants and other agreements contained in this Agreement, any other Transaction Document or any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement shall survive (together with any right to assert a claim under Section 7.2(b) or Section 7.3(b), as applicable) the Closing and the consummation of the transactions contemplated hereby until the later of the expiration of (i) its term and (ii) the applicable statute of limitations.

(c)

Notwithstanding anything to the contrary herein, (i) any Claim asserted pursuant to this Article VII by delivery of a Claim Notice prior to the expiration of the applicable survival period set forth in Section 7.1(a) or Section 7.1(b) shall survive until such Claim is fully and finally resolved, and (ii) the delivery of such a Claim Notice shall extend the applicable survival period until such Claim is fully and finally resolved, irrespective of whether the party delivering such Claim Notice has initiated any Legal Action or otherwise taken any further action in connection with the matters constituting the basis for such claim.

Section 7.2

Sellers’ Indemnification Obligations. Subject to the other terms and conditions of this Article VII, from and after the Closing, Sellers shall, jointly and severally, indemnify, defend, save and hold each Purchaser Indemnitee harmless against and from, and shall pay and reimburse each of the Purchaser Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, resulting from, arising out of or relating to:

(a)

any inaccuracy in or breach of any representation and warranty made by Sellers contained in this Agreement, any other Transaction Document or in any certificate or other instrument delivered by or on behalf of Seller pursuant to this Agreement;

(b)

the breach by any Seller of, or failure of any Seller to comply with or fulfill, any of the covenants or obligations under this Agreement (including Sellers’ obligations under this Article VII) or any other Transaction Document;

(c)

any Transaction Expenses not discharged on or prior to the Closing;

(d)

any Pre-Closing Taxes;

(e)

any ERISA Affiliate Liability; and

(f)

the extent to which the Massachusetts Tax Credit actually received by the Company is less than $60,000 and for which Purchaser shall not have received such shortfall pursuant to the post-Closing Cash Consideration adjustment contained in Section 2.4.

Section 7.3

Purchaser’s Indemnification Obligations. Subject to the other terms and conditions of this Article VII, Purchaser shall indemnify, defend, save and keep each Seller Indemnitee harmless against and from, and shall pay and reimburse each of the Seller Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, resulting from, arising out of or relating to:

(a)

any inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement, in any other Transaction Document or in any other certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement; and

(b)

any breach by Purchaser of, or failure by Purchaser to comply with or fulfill, any of the covenants or obligations under this Agreement (including Purchaser’s obligations under this Article VII) or any other Transaction Document.

Section 7.4

Limitation and Other Matters Relating to Indemnification.

(a)

Sellers shall not be liable for any indemnification obligations pursuant to Section 7.2(a) until the aggregate amount of Losses with respect to matters referred to in Section 7.2(a) equals $20,000 (the “Seller Basket”), and once the Seller Basket is met, Sellers shall be jointly and severally responsible for all Losses in excess of the Seller Basket up to a maximum aggregate amount of Losses equal to $250,000 (the “Liability Cap”). Notwithstanding anything in this Agreement to the contrary, neither the Seller Basket nor the Liability Cap will apply (i) in the case of fraud, (ii) with respect to the Sellers’ indemnification obligations pursuant to any other provision of Section 7.2 other than Section 7.2(a), or (iii) with respect to any breach of any Fundamental Representation. Notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability with respect to a breach of the Fundamental Representations shall be an amount equal to the Purchase Price.

(b)

Purchaser shall not be liable for any indemnification obligations pursuant to Section 7.3(a) until the aggregate amount of Losses with respect to matters referred to in Section 7.3(a) equals $20,000 (the “Purchaser Basket”), and once the Purchaser Basket is met, Purchaser shall be responsible for all Losses in excess of the Purchaser Basket, up to a maximum aggregate amount of Losses equal to the Liability Cap. Notwithstanding anything herein to the contrary, neither the Purchaser Basket nor the Liability Cap will apply (i) in the case of fraud, or (ii) with respect to Purchaser’s indemnification obligations pursuant to any other provision of Section 7.3 other than Section 7.3(a).

(c)

For the purposes of determining whether there has been a breach of, or inaccuracy in, any representation or warranty for the purposes of Section 7.2(a) and for the purposes of calculating the amount of Losses related thereto, any qualification as to materiality, “Material Adverse Effect” or any other similar qualification or standard contained in Article III or Article IV of this Agreement or in any certificate or other instrument delivered by or on behalf of a Seller pursuant to this Agreement shall be disregarded (it being understood that the word “Material” in the defined term “Material Contracts” and the qualification as to “Material Adverse Effect” contained in Section 4.5(c) shall not be disregarded for any of such purposes).

(d)

Notwithstanding anything to the contrary herein, the rights and remedies of the Indemnified Parties shall not be limited by the fact that any Indemnified Party (i) had actual or constructive knowledge (regardless of whether such knowledge was obtained through such Indemnified Party’s own investigation or through disclosure by the other Party, its Representatives or any other Person) of any breach, event or circumstance, whether before or after the execution and delivery of this Agreement or the Closing, or (ii) waived any breach of representation or compliance with any covenant.

(e)

Subject to the other procedures and limitations set forth in this Section 7.4, upon notice to Sellers’ Representative specifying in reasonable detail the basis therefor, Purchaser shall, before taking any other action against the Sellers, set off any amount to which it may be entitled from Sellers under this Agreement against the Post-Closing Cash Consideration. The exercise of such right of setoff by Purchaser in good faith and in accordance with the provisions of this Article VII, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement or any other agreement between Purchaser or any of its Affiliates and Sellers or any of their respective Affiliates. Neither the exercise nor failure to exercise such right of setoff will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it. Notwithstanding the foregoing, if Purchaser sets off an amount pursuant to this Section 7.4(e) and it is later finally mutually determined by the Parties or pursuant to Legal Action that such setoff amount was in excess of the amount which Sellers owed to Purchaser hereunder, then Purchaser shall promptly pay such excess amount to Sellers in pro rata accordance with the Distribution Schedule.

Section 7.5

Indemnification Procedures.

(a)

All claims for indemnification pursuant to this Article VII shall be made in accordance with the procedures set forth in this Section 7.5. A Person entitled to assert a claim for indemnification (a “Claim”) pursuant to this Article VII (an “Indemnified Party”) shall give the Indemnifying Party written notice of any such Claim (a “Claim Notice”), which notice shall include a description in reasonable detail of (i) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim, and (ii) the estimated amount of the Losses that have been or may be sustained by the Indemnified Party in connection with such Claim; provided, however, that any such Claim Notice need only specify such information to the knowledge of the Indemnified Party as of the date of such Claim Notice. Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party, (A) in the case of a Claim in connection with any Legal Action made or brought by any Person (other than a Purchaser Indemnitee or a Seller Indemnitee in connection with this Agreement) against such Indemnified Party (a “Third-Party Claim”), reasonably promptly following receipt of notice of the assertion or commencement of such Legal Action, and (B) in the case of a Claim other than a Third-Party Claim (a “Direct Claim”), reasonably promptly after the Indemnified Party determines that it intends to seek indemnification for such Direct Claim; provided, however, that (1) no failure to give such prompt written notice shall relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially and adversely prejudiced by such failure and (2) the right to indemnification of an Indemnified Party in connection with any Third-Party Claim (x) shall not accrue until such Indemnified Party receives notice of the assertion or commencement of a Legal Action in connection with such

Third-Party Claim and (y) shall not be deemed time-barred or otherwise unavailable until no less than 90 days after such Indemnified Party’s receipt of any such notice (and any statute of limitations or common law principal that limits or purports to limit the availability of such right to indemnification shall be deemed tolled, to the extent necessary, until such 90 day period has ended). The Indemnifying Party and Indemnified Party will cooperate in good faith to resolve any Direct Claim for a period of 30 Business Days before commencing any Legal Action in connection with such Claim.

(b)

With respect to any Third-Party Claim, the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within 30 days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Indemnifying Party’s expense with counsel of its choosing that is reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that such Indemnifying Party shall not have the right to control the defense of any Third-Party Claim (i) that seeks any injunctive or other equitable relief against the Indemnified Party, (ii) that seeks monetary damages the amount of which would reasonably be expected to exceed any limitation on the amount of Losses for which the Indemnifying Party is responsible hereunder, (iii) if the Indemnifying Party is Seller, has been brought by or on behalf of any customer or supplier of Purchaser or any of its Affiliates (which Affiliates shall include, after the Closing, the Company), (iv) for which the Indemnified Party has been advised by counsel that an actual conflict of interest exists that cannot be waived between the Indemnifying Party and the Indemnified Party in connection with the defense of such Third-Party Claim, (v) that relates to or arises in connection with any criminal Legal Action or Taxes, (vi) that the Indemnifying Party does not diligently defend in good faith or (vii) which the Indemnifying Party has not acknowledged is subject to indemnification pursuant to this Article VII. The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it; provided, however, that if, in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of separate counsel (including advancement thereof) to the Indemnified Party in each jurisdiction in which the Indemnified Party reasonably determines counsel is required. If the Indemnifying Party elects not to control the defense of such Third-Party Claim (including by failing to promptly notify the Indemnified Party in writing of its election to control such defense in accordance with this Section 7.5(b)) or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the fees and expenses of counsel (including advancement thereof) to the Indemnified Party in each jurisdiction in which the Indemnified Party reasonably determines counsel is required. Each of Purchaser and Sellers shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including by retaining and providing to the Party controlling such defense records and information that are reasonably relevant to such Third-Party Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other

Party reasonably advised of the status of such Legal Action and the defense thereof and shall consider in good faith any recommendations made by the other Party with respect thereto.

(c)

Notwithstanding anything in this Agreement to the contrary, (i) an Indemnifying Party shall not agree to any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that no such consent shall be required if such settlement would (A) include a complete and unconditional release of each Indemnified Party from all Liabilities or obligations with respect thereto, (B) not impose any Liability or obligation (including any equitable remedies) on the Indemnified Party and (C) not involve a finding or admission of any wrongdoing on the part of the Indemnified Party, and (ii) an Indemnified Party shall not agree to any settlement of a Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.6

Time for Payment of Claims; Treatment of Indemnification Payments. Except as otherwise set forth in this Article VII, any amount owing by any Person pursuant to this Article VII shall be paid within two Business Days after determination of such amount. All amounts paid by Purchaser or Sellers pursuant to the indemnification provisions of this Agreement shall be treated as adjustments to the Purchase Price for all Tax purposes to the extent permitted by Law.

Section 7.7

Indemnification Exclusive Remedy.

(a)

Subject to Section 7.7(b), from and after the Closing, the Parties acknowledge and agree that this Article VII shall be the sole and exclusive remedy of the Indemnified Parties, including Purchaser and Sellers, with respect to any claims for Losses for which indemnification is provided hereunder; provided, however, that nothing in this Section 7.7(a) shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person pursuant to (or shall otherwise operate to interfere with the operation of) Section 2.4 or Section 8.10.

(b)

Notwithstanding anything to the contrary in this Agreement, nothing in this Article VII (including Section 7.4 and Section 7.7(a)) shall limit (i) the rights or remedies of any Person under this Agreement following the Closing Date based upon or in connection with fraud, or (ii) any Party’s right to bring claims based on fraud with respect to this Agreement at any time following the Closing Date (which such right shall survive indefinitely or until the latest time permitted by applicable Law).

Section 7.8

Insurance . Payments by an Indemnifying Party (including any set off amount) pursuant to this Article VII in respect of any Loss shall be reduced by an amount equal to any insurance proceeds actually received by the Indemnified Party in respect of such Loss less the costs, expenses and increases in premiums incurred in connection with seeking such proceeds or payment. The Indemnified Party shall use its commercially reasonable efforts for a commercially reasonable period to recover under insurance policies with respect to any Losses indemnified by an Indemnifying Party under this Agreement, but shall not be required to initiate any Legal Proceeding, litigation, arbitration or other similar proceeding

ARTICLE VIII.
MISCELLANEOUS

Section 8.1

Fees, Expenses and Other Payments. All costs and expenses (including fees and expenses of counsel, accountants, investment bankers, brokers, finders, financial advisers and other consultants, advisers and Representatives for all activities of such Persons undertaken pursuant to the provisions of this Agreement) incurred in connection with the negotiation, preparation, performance and enforcement of this Agreement, whether or not such transactions are consummated, incurred by the Parties shall be borne solely and entirely by the Party that has incurred such costs and expenses, except to the extent otherwise specifically set forth in this Agreement.

Section 8.2

Notices. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be sent to such other person(s), address(es), email address(es) or facsimile number(s) as the Party to receive any such notice or communication may have designated by written notice to the other Party. Such notice shall be deemed given: (a) when received if given in person; (b) on the date of transmission if sent by facsimile, electronic mail or other wire transmission (receipt confirmed); (c) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid; (d) if sent domestically by a nationally recognized overnight delivery service, the first day following the date given to such overnight delivery service; and (e) if sent internationally by an internationally recognized overnight delivery service, the second day following the date given to such overnight delivery service.

If to Purchaser:	Dolphin Entertainment, Inc. 2151 LeJeune Road Suite 150-Mezzanine Coral Gables, FL 33134 Attention: William O’ Dowd Fax: (305) 774-0405 Email: billodowd@dolphinentertainment.com
with a copy to (which shall not constitute notice to Purchaser):	Greenberg Traurig, P.A. 333 Avenue of the Americas Miami, FL 33131 Attention: Randy Bullard Drew M. Altman Fax No: (305) 961-5532 Email: Bullardr@gtlaw.com altmand@gtlaw.com
If to Sellers, to Sellers’ Representative:	Carlo Dipersio 2 Kendall Court Merrimack, NH 03054 Email : carlo@dipersio.com

with a copy to (which shall not constitute notice to Sellers):	Davis, Malm & D’Agostine, P.C. One Boson Place, 37th Floor Boston, MA 02108 Attention: Andrew D. Myers, Esq. Samuel Moskowitz, Esq. Email: amyers@davismalm.com smoskowitz@davismalm.com

Section 8.3

Sellers’ Representative.

The “Sellers’ Representative” means Carlo DiPersio provided, that in the event of his death, resignation or physical or mental incapacity to act as Sellers’ Representative, the “Sellers’ Representative” shall mean David Shilale. Each Seller hereby irrevocably constitutes and appoints Sellers’ Representative as such Seller’s attorney-in-fact and agent to act in such Seller’s name, place and stead in connection with all matters arising from and under this Agreement, each of the Transaction Documents and any other agreements, documents or instruments related to the transactions contemplated hereby and thereby and acknowledges that such appointment is coupled with an interest. Sellers’ Representative hereby accepts such appointment and authorization.

(a)

Each Seller agrees to be bound by all notices received or given by, and all agreements and determinations made by, and all documents executed and delivered by Sellers’ Representative under this Agreement; authorizes Sellers’ Representative to assert claims, make demands and commence actions on behalf of Sellers under this Agreement, dispute or to refrain from disputing any claim made by Sellers, negotiate and compromise any dispute that may arise under, and exercise or refrain from exercising remedies available to Sellers under, this Agreement, and to sign any releases or other documents with respect to such dispute or remedy (and to bind Sellers in so doing), give such instructions and do such other things and refrain from doing such things as Sellers’ Representative shall deem appropriate to carry out the provisions of this Agreement, give any and all consents and notices under this Agreement, and perform all actions, exercise all powers, receive service of process with respect to any Legal Action under this Agreement, the Transaction Documents and any other agreement or instrument in connection with the transactions contemplated hereby or thereby, agree to, negotiate and authorize payments in connection with Closing Cash Consideration Adjustment and any other payment pursuant to the terms of this Agreement, and fulfill all duties otherwise assigned to Sellers’ Representative in this Agreement. Each Seller hereby expressly acknowledges and agrees that Sellers’ Representative has the sole and exclusive authority to act on such Seller’s behalf in respect of all matters arising under or in connection with this Agreement after execution of this Agreement, notwithstanding any dispute or disagreement among them, and that no Seller shall have any authority to act unilaterally or independently of Sellers’ Representative in respect to any such matter. Purchaser and the Company shall be entitled to rely on any and all actions taken by Sellers’ Representative under this Agreement without any Liability to, or obligation to inquire of, any Seller. All notices, counter notices or other instruments or designations delivered by any Seller in regard to this Agreement shall not be effective unless, but shall be effective if, signed by Sellers’ Representative, and if not, such document shall have no force or effect whatsoever, and Purchaser and the Company and any other Person may proceed without regard to any such document.

(b)

Sellers’ Representative may be changed by Sellers upon not less than 20 days’ prior written notice to Purchaser; provided, that Sellers’ Representative may not be removed unless all Sellers agree to such removal and to the identity of the substituted agent or agents. Sellers’ Representative may resign at any time upon not less than 30 days’ prior written notice to Purchaser, but in any event, not prior to the appointment of a substitute Sellers’ Representative. No bond shall be required of Sellers’ Representative. Notices or communications to or from Sellers’ Representative shall constitute notice to or from Sellers.

(c)

A decision, act, consent or instruction of Sellers’ Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of Sellers and shall be final, binding and conclusive upon Sellers; and Purchaser may conclusively and absolutely, rely, without any inquiry, upon any such decision, act, consent or instruction of Sellers’ Representative as being the decision, act, consent or instruction of Sellers. Purchaser is hereby relieved from any Liability to any Person, including any Seller, for any acts done by it in accordance with or reliance on such decision, act, consent or instruction of Sellers’ Representative.

(d)

All notices or other communications required to be made or delivered by Purchaser to Sellers shall be made to Sellers’ Representative for the benefit of Sellers, and any notices so made shall discharge in full all notice requirements of Purchaser to Sellers with respect thereto. All notices or other communications required to be made or delivered by Sellers to Purchaser shall be made by Sellers’ Representative for the benefit of Sellers and any notices so made shall discharge in full all notice requirements of Sellers to Purchaser with respect thereto.

(e)

The Sellers’ Representative shall not be liable to the Sellers or any of them for acts taken in good faith as Sellers’ Representative hereunder. The Sellers shall indemnify and save the Sellers’ Representative harmless of and from and against any Losses, but excluding any Losses to the extent such result from the gross negligence or willful misconduct.

Section 8.4

Waivers; Amendments. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, modified, supplemented, waived, discharged or terminated other than by a written instrument signed, in the case of a waiver, by the Party against whom the waiver is to be effective, and, in the case of an amendment, modification, supplement or discharge, by Sellers’ Representative and Purchaser. No delay on the part of any Party at any time or times in the exercise of any right or remedy shall operate as a waiver thereof. Any waiver or consent may be given subject to satisfaction of conditions stated therein. The failure to insist upon the strict provisions of any covenant, term, condition or other provision of this Agreement or any other Transaction Document or to exercise any right or remedy hereunder shall not constitute a waiver of any such covenant, term, condition or other provision hereof or default in connection therewith. The waiver of any covenant, term, condition or other provision hereof or default hereunder shall not affect or alter this Agreement or any other Transaction Document in any other respect, and each and every covenant, term, condition or other provision of this Agreement or any Transaction Document shall, in such event, continue in full force and effect, except as so waived, and shall be operative with respect to any other then existing or subsequent default in connection herewith, unless specifically stated so in writing.

Section 8.5

Entire Agreement. This Agreement (together with the other Transaction Documents and any other documents delivered or to be delivered in connection herewith) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between the Parties, with respect to the subject matter hereof.

Section 8.6

Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by any Party without the prior written consent of the other Parties, and any purported assignment or delegation in contravention of this Section 8.6 shall be null and void and of no force and effect. Notwithstanding the preceding sentence, Purchaser may, without the prior written consent of Sellers or Sellers’ Representative, assign its rights under this Agreement, in whole or in part, to one or more of its Affiliates; provided, however, that no such assignment shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentences of this Section 8.6, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.7

Governing Law. This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the internal Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 8.8

Jurisdiction; Forum. The Parties agree that the appropriate and exclusive forum for any dispute between any of the Parties arising out of this Agreement shall be in any state or federal court in New York, New York, and the Parties further agree that the Parties will not (and will permit their respective Affiliates to) bring suit with respect to any disputes arising out of this Agreement in any court or jurisdiction other than the above-specified courts; provided, however, that the foregoing shall not limit the rights of a Party to obtain execution of judgment in any other jurisdiction. The Parties waive any defense of inconvenient forum to the maintenance of any dispute so brought in the above-specified courts. The Parties further agree, to the extent permitted by applicable Law, that final and non-appealable judgment in any dispute contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. The Parties irrevocably consent to the service of process in any dispute by the mailing of copies thereof by registered or certified mail, return receipt requested, first class postage prepaid to the addresses set forth in Section 8.2 or such other address as specified pursuant to a Party in accordance with Section 8.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

Section 8.9

Waiver of Trial by Jury. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 8.10

Remedies. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy. The Parties agree that irreparable damage and harm would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, the other Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof. A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Legal Action should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at law.

Section 8.11

No Third-Party Beneficiaries. Except to the extent provided in Article VII (the provisions of which shall inure to the benefit of the Persons referenced therein as third-party beneficiaries of such provisions, including all Purchaser Indemnitees and Seller Indemnitees), this Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.12

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the Parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one set of such counterparts. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.13

Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.14

Termination of Prior Stockholders Agreement. The Sellers agree that the Stockholders Agreement dated October 31, 2005 is hereby terminated in all respects and shall hereinafter be null and void.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

PURCHASER:

DOLPHIN ENTERTAINMENT, INC.

By:	/s/ William O’Dowd IV
Name:	William O’Dowd IV
Title:	Chief Executive Officer

[Signature Page to Viewpoint Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SELLERS:

/s/ Carlo DiPersio
CARLO DIPERSIO

/s/ David Shilale
DAVID SHILALE

/s/ Michael Middeleer
MICHAEL MIDDELEER

/s/ Glenn Robbins
GLENN ROBBINS

SELLERS’ REPRESENTATIVE

/s/ Carlo DiPersio
CARLO DIPERSIO

[Signature Page to Viewpoint Share Purchase Agreement]